UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☒	Definitive Proxy Statement

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

EMMIS COMMUNICATIONS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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May 30, 2014

Dear Shareholder:

The directors and officers of Emmis Communications Corporation join me in inviting you to attend the annual meeting of our shareholders on Thursday, July 10, 2014, at 11:00 a.m. local time, at Emmis Digital—NextRadio Offices, 401 N. Franklin St, Suite 5S Chicago, IL 60654. The formal notice of this annual meeting and the proxy statement appear on the following pages and are accompanied by a copy of our Form 10-K for the fiscal year ended February 28, 2014. After reading the proxy statement and other materials, please submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card, or by marking, signing and returning a physical proxy card by mail, to ensure that your votes on the business matters of the meeting will be recorded.

We hope that you will attend this meeting. Whether or not you attend, we urge you to submit your proxy promptly. Even after submitting the proxy, you may, of course, vote in person on all matters brought before the meeting.

We look forward to seeing you on Thursday, July 10, 2014.

Sincerely,

Jeffrey H. Smulyan
Chief Executive Officer, President and Chairman of the Board

The accompanying proxy statement is dated May 30, 2014 and is first being mailed, along with the associated proxy card, to Emmis’ shareholders on or about May 30, 2014.

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EMMIS COMMUNICATIONS CORPORATION

INDIANAPOLIS, INDIANA

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of the shareholders of Emmis Communications Corporation will be held on Thursday, July 10, 2014, at 11:00 a.m. local time, at Emmis Digital—NextRadio Offices, 401 N. Franklin St, Suite 5S Chicago, IL 60654.

Holders of common stock will be asked to consider and vote on the following matters:

(1)	election of three directors to Emmis’ board of directors for terms of three years;

(2)	ratification of the selection of Ernst & Young LLP as Emmis’ independent registered public accountants for the fiscal year ending February 28, 2015; and

(3)	transaction of any other business that may properly come before the meeting and any adjournments or postponements of the meeting.

We describe each of these proposals in more detail in the accompanying proxy statement, which you should read in its entirety before voting.

Only shareholders of record at the close of business on May 2, 2014 are entitled to notice of and to vote at this meeting and any adjournments or postponements of this meeting.

By order of the Board of Directors,

J. Scott Enright
Secretary

Indianapolis, Indiana

May 30, 2014

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on July 10, 2014:

The proxy statement and annual report are available at www.proxyvote.com.

Also available on the website are the Emmis proxy card, as well as additional voting information.

EMMIS COMMUNICATIONS CORPORATION

ONE EMMIS PLAZA

40 MONUMENT CIRCLE

INDIANAPOLIS, INDIANA 46204

PROXY STATEMENT

In this proxy statement, Emmis Communications Corporation is referred to as “we,” “us,” “our,” “our company,” “the company” or “Emmis.”

QUESTIONS AND ANSWERS ABOUT THIS ANNUAL MEETING

Q:	Why did I receive this proxy statement?

As an Emmis shareholder, you received this proxy statement because our board of directors is soliciting your proxy to vote at the annual meeting of shareholders. The annual meeting will be held on Thursday, July 10, 2014, at 11:00 a.m., local time, at Emmis Digital—NextRadio Offices, 401 N. Franklin St, Suite 5S Chicago, IL 60654.

This proxy statement summarizes the information you need to know to vote on an informed basis at the annual meeting; however, you do not need to attend the annual meeting to vote your shares. See “How do I vote my shares before the Annual Meeting?” We expect to begin sending this proxy statement, the attached notice of annual meeting and the proxy card(s) on May 30, 2014, to all shareholders entitled to vote.

Q:	What am I voting on?

If you hold shares of common stock, you are being asked to consider and vote on the following:

•	election of three directors to our board of directors for terms of three years; and

•	ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending February 28, 2015.

Q:	Who is entitled to vote?

Holders of outstanding Class A common stock and holders of outstanding Class B common stock as of the close of business on May 2, 2014, the record date, are entitled to vote at the annual meeting. As of May 2, 2014, 38,480,820 shares of Class A common stock and 4,569,464 shares of Class B common stock were issued and outstanding. As of May 2, 2014, there were no shares of Class C common stock issued or outstanding.

Q:	Has the board of directors made any recommendation with respect to each proposal?

The board of directors recommends that holders of common stock vote FOR Richard A. Leventhal, Peter A. Lund and Lawrence B. Sorrel, the persons nominated by the board’s Corporate Governance and Nominating Committee to be elected by the holders of common stock as directors for terms of three years. The board of directors also recommends that holders of common stock vote FOR ratification of Ernst & Young LLP as our independent registered public accountants.

Q:	What does it mean if I get more than one proxy card?

If you receive more than one proxy card, it means you hold shares registered in more than one account. Sign and return ALL proxy cards to ensure that all your shares are voted.

Q:	What are the voting rights of the common stock?

Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes. Generally, the holders of Class A and Class B common stock vote together as a single group. However, the two classes vote separately in connection with the election of certain directors, certain “going private” transactions and other matters as provided by law.

At this annual meeting, the Class A and Class B common stock will vote together on the election of two directors and the ratification of Ernst & Young LLP as our independent registered public accountants, and the Class A common stock will vote separately as a class on the election of one other director (the “Class A director”).

Q:	How do I vote my shares before the Annual Meeting?

If you hold your shares in your own name, you may submit a proxy by telephone, via the Internet or by mail.

•	Submitting a Proxy by Telephone: You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern Daylight Time on July 9, 2014 by calling the toll-free telephone number on the enclosed proxy card, (800) 690-6903. Telephone proxy submission is available 24 hours a day. Voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate shareholders by using individual control numbers.

•	Submitting a Proxy via the Internet: You can submit a proxy via the Internet until 11:59 p.m. Eastern Daylight Time on July 9, 2014 by accessing the web site listed on your proxy card, www.proxyvote.com, and following the instructions you will find on the web site. Internet proxy submission is available 24 hours a day. As with telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded.

•	Submitting a Proxy by Mail: If you choose to submit a proxy by mail, simply mark the appropriate proxy card, date and sign it, and return it in the postage paid envelope provided or to the address shown on the proxy card.

By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. You may also attend the Annual Meeting and vote in person.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. The availability of telephonic or Internet voting will depend on the bank’s or broker’s voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides to vote your shares. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

Q:	If I am the beneficial owner of shares held in “street name” by my broker, will my broker automatically vote my shares for me?

Stock exchange rules applicable to brokers grant your broker discretionary authority to vote your shares without receiving your instructions on certain matters. Your broker has discretionary voting authority under these rules to vote your shares on the ratification of Ernst & Young LLP as our independent registered public accountants. However, unless you provide voting instructions to your broker, your broker does not have discretionary authority to vote on the election of directors. Therefore, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Q:	How will my shares be voted if I give my proxy but do not specify how my shares should be voted?

If you provide specific voting instructions, your shares will be voted at the Annual Meeting in accordance with your instructions. If you return your signed proxy card but do not indicate your voting preferences, we will vote on your behalf FOR each of the nominees for whom you are entitled to vote and FOR the ratification of Ernst & Young LLP as our independent registered public accountants.

Q:	What is an “abstention” or a broker “non-vote” and how do they affect the vote?

An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Abstentions are counted as present for purposes of determining a quorum. An abstention with respect to the election of directors is neither a vote cast “for” a nominee or a vote cast “against” the nominee and, therefore, will have no effect on the outcome of the vote. Abstentions with respect to the ratification of Ernst & Young LLP as our independent registered public accountants will also have no effect on the outcome of the vote.

A broker “non-vote” occurs when a broker or other nominee who holds shares for the beneficial owner is unable to vote those shares for the beneficial owner because the broker or other nominee does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares. Brokers will have discretionary voting power to vote shares for which no voting instructions have been provided by the beneficial owner only with respect to the ratification of Ernst & Young LLP as our independent registered public accountants. Brokers will not have such discretionary voting power to vote shares with respect to the election of directors. Shares that are the subject of a broker non-vote are included for quorum purposes, but a broker non-vote with respect to a proposal will not be counted as a vote represented at the meeting and entitled to vote and, consequently, as a general matter, will have no effect on the outcome of the vote.

Q:	How can I change my vote?

You may revoke your proxy at any time before it is exercised by:

•	Delivering to the Secretary a written notice of revocation, dated later than the proxy, before the vote is taken at the Annual Meeting;

•	Delivering to the Secretary an executed proxy bearing a later date, before the vote is taken at the Annual Meeting;

•	Submitting a proxy on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted), before 11:59 p.m. Eastern Daylight Time on July 9, 2014; or

•	Attending the Annual Meeting and voting in person (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to:

Emmis Communications Corporation

One Emmis Plaza

40 Monument Circle

Indianapolis, Indiana 46204

Attention: J. Scott Enright, Secretary

Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Secretary at the Annual Meeting before we begin voting.

If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

Q:	Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. will count the votes.

Q:	What constitutes a quorum?

A majority of the combined voting power of the outstanding Class A and Class B common stock entitled to vote at the meeting constitutes a quorum for the items to be voted on by the common stock at the Annual Meeting (i.e., counting one vote for each share of outstanding Class A common stock and ten votes for each share of outstanding Class B common stock, present in person or represented by proxy).

Q:	How many votes are needed for approval of each proposal?

Directors to be elected by the holders of common stock will be elected by a plurality of the votes cast by the holders of outstanding common stock entitled to vote in the election who are present, in person or by proxy, at the meeting. Consequently, the director nominees receiving the most votes of the holders of Class A and Class B common stock, voting together, will be elected to fill two director positions and the Class A director nominee receiving the most votes of holders of Class A common stock, voting as a class, will be elected as a Class A director. Only votes cast FOR a nominee will be counted.

The ratification of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending February 28, 2015 requires that the number of votes cast in favor of that proposal by holders of our outstanding Class A common stock and Class B common stock, voting together, exceed the number of votes cast against the proposal by such holders of our outstanding Class A common stock and Class B common stock.

Q:	What percentage of stock does our largest individual shareholder own and how does he intend to vote? What about executive officers and directors?

Jeffrey H. Smulyan, the Chairman, Chief Executive Officer and President, is our largest single shareholder, beneficially owning approximately 5.1% of our Class A common stock and 100% of our Class B common stock as of May 2, 2014. Mr. Smulyan has informed us that he intends to vote for each of the nominees for director and in favor of the proposal regarding the ratification of Ernst & Young LLP as our independent registered public accountants. If he does so, the election of Messrs. Leventhal and Sorrel and the proposal for the ratification of Ernst & Young LLP as our independent registered public accountants are expected to be approved because Mr. Smulyan controls approximately 56.2% of the combined voting power of our outstanding common stock (not including the potential voting power of unexercised options). Mr. Smulyan is not permitted to vote his Class B common stock with regard to Mr. Lund, the Class A director to be elected solely by the holders of Class A common stock.

All directors and executive officers together own outstanding Class A common stock and Class B common stock representing approximately 60.3% of the combined voting power of our outstanding common stock (not including the potential voting power of unexercised options or unconverted preferred stock).

Q:	Does Emmis offer an opportunity to receive future proxy materials electronically?

Yes. If you are a shareholder of record, you may, if you wish, receive future proxy statements and annual reports online. If you elect this feature, you will receive either a proxy card or an e-mail message notifying you when the materials are available, along with a web address for viewing the materials. You may sign up for electronic delivery by marking and signing the appropriate spaces on your proxy card or by contacting our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703. If you received these materials electronically, you do not need to do anything to continue receiving materials electronically in the future.

If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. Please follow the instructions of your broker.

Electronic delivery saves Emmis money by reducing printing and mailing costs. It will also make it convenient for you to receive your proxy materials online. Emmis charges nothing for electronic delivery. You may, of course, incur the usual expenses associated with Internet access, such as telephone charges or charges from your Internet service provider.

You may discontinue electronic delivery at any time. For more information, contact our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703.

Q:	Who can attend the Annual Meeting?

All shareholders as of May 2, 2014 can attend.

Q:	How can I obtain directions to attend the annual meeting in person?

If you need directions to the location of the annual meeting, please contact our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703.

Q:	What do I do if I have additional questions?

If you have any questions prior to the annual meeting, please contact our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703.

FORWARD-LOOKING STATEMENTS

This Proxy Statement includes or incorporates “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. You can identify these forward-looking statements by our use of words such as “intend,” “plan,” “may,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions, whether in the negative or affirmative. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:

•	general economic and business conditions;

•	fluctuations in the demand for advertising and demand for different types of advertising media;

•	our ability to service our outstanding debt;

•	increased competition in our markets and the broadcasting industry;

•	our ability to attract and secure programming, on-air talent, writers and photographers;

•	inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;

•	increases in the costs of programming, including on-air talent;

•	inability to grow through suitable acquisitions;

•	changes in audience measurement systems;

•	new or changing regulations of the Federal Communications Commission or other governmental agencies;

•	competition from new or different technologies;

•	war, terrorist acts or political instability; and

•	other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.

In addition, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers or dispositions. We undertake no obligation to update or revise any forward-looking statements because of new information, future events or otherwise.

PROPOSAL 1: ELECTION OF DIRECTORS

Three directors are to be elected by the holders of common stock. Richard A. Leventhal, Peter A. Lund and Lawrence B. Sorrel have each been nominated for a term of three years and until their respective successors have been elected and qualified. Messrs. Leventhal and Sorrel will be elected by the Class A and Class B common stock voting together as a single class. Mr. Lund will be elected by the Class A common stock voting as a class. Messrs. Leventhal, Sorrel and Lund are members of the present board of directors.

If, at the time of this annual meeting, any nominee is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The board of directors has no reason to believe that any substitute nominee or nominees will be required.

Name, Age, Principal Occupation(s) and

Business Experience

Nominated for a term expiring in 2017:

Richard A. Leventhal, Age 67

Mr. Leventhal is President and majority owner of LMCS, LLC, an investment, management and consulting company. Previously, Mr. Leventhal co-owned and operated Top Value Fabrics, Inc., a wholesale fabric and textile company in Carmel, Indiana, for 27 years. He also serves as a board member of several nonprofit organizations.

Peter A. Lund,(1)(2) Age 73

Mr. Lund is a private investor and media consultant who formerly served as Chairman and Chief Executive Officer of Eos International, Inc., a holding company. Mr. Lund has over 40 years of broadcasting experience and most recently served as President and Chief Executive Officer of CBS Inc., and President and Chief Executive Officer of CBS Television and Cable. He is a director of The DIRECTV Group, Inc., a communications company; Crown Media Holdings, Inc., an owner and operator of cable television channels; and Eos International, Inc., a library automation and knowledge management company.

Lawrence B. Sorrel, Age 55

Mr. Sorrel is Managing Partner of Tailwind Capital where he has worked since 2002. From 1998 to 2002, Mr. Sorrel was a general partner of Welsh, Carson, Anderson & Stowe. Prior to May 1998, he was a Managing Director of Morgan Stanley and the firm’s private equity affiliate, Morgan Stanley Capital Partners, where he had been employed since 1986.

Directors whose terms expire in 2016:

James M. Dubin, Age 67

Mr. Dubin was a partner at the law firm of Paul, Weiss, Rifkind, Wharton & Garrison, LLP for 30 years until his retirement in 2012. Since his retirement he has engaged in private consulting work through Madison Place Partners, LLC. He also serves as a senior advisor, board member and member of the audit committee for Conair Corporation, a manufacturer and marketer of health and beauty products and kitchen and electronic appliances, and a board member for several nonprofit organizations.

Greg A. Nathanson, Age 67

Mr. Nathanson served as our Television Division President before resigning in October 2000. He is currently a media consultant. Mr. Nathanson has over 30 years of television broadcasting experience, having served as President of Programming and Development for Twentieth Television from 1996 to 1998; as General Manager of KTLA-TV in Los Angeles, California from 1992 to 1996; and as General Manager of the Fox television station KTTV from 1988 to 1992. In addition, he was President of all the Fox Television stations from 1990 to 1992.

Jeffrey H. Smulyan, Age 67

Mr. Smulyan founded Emmis in 1979 and is our Chairman, Chief Executive Officer and President. Mr. Smulyan began working in radio in 1973, and has owned directly or indirectly one or more radio stations since then. Formerly, he was also the owner and chief executive officer of the Seattle Mariners Major League Baseball team. In addition to serving as a board member for other nonprofit organizations, he is former Chairman of the Radio Advertising Bureau and serves as a Trustee of his alma mater, the University of Southern California.

Directors whose terms expire in 2015:

Susan B. Bayh,(1) Age 54

Mrs. Bayh was the Commissioner of the International Joint Commission of the United States and Canada until 2001. She served as a Distinguished Visiting Professor at the College of Business Administration at Butler University from 1994 through 2003. Previously, she was an attorney with Eli Lilly & Company. She is a director of Dendreon Corporation, a biotechnology company. Previously, she served as a director for Esperion Therapeutics, Inc., Novavax, Inc., Cubist Pharmaceuticals, Inc., MDRNA (formerly Nastech), Dyax Corp., each of which is a pharmaceutical company, as well as Wellpoint, Inc., a Blue Cross/Blue Shield company; and Curis, Inc., a therapeutic drug development company.

Gary L. Kaseff, Age 66

Mr. Kaseff served as our Executive Vice President and General Counsel until his resignation in March 2009. He remains employed by Emmis. Before becoming general counsel, Mr. Kaseff practiced law in Southern California. Previously, he was President of the Seattle Mariners Major League Baseball team and partner with the law firm of Epport & Kaseff.

Patrick M. Walsh, Age 47

Mr. Walsh became Executive Vice President and Chief Financial Officer of Emmis in September 2006 and added the position of Chief Operating Officer in December 2008. Mr. Walsh came to Emmis from iBiquity Digital Corporation, the developer and licensor of HD Radio technology, where he served as Chief Financial Officer and Senior Vice President from 2002 to 2006. Prior to joining iBiquity, Mr. Walsh was a management consultant for McKinsey & Company, and served in various management positions at General Motors Acceptance Corporation and Deloitte LLP.

(1)	Independent director elected by the holders of the Class A common stock voting as a separate class.
(2)	In accordance with the Corporate Governance Guidelines, the Corporate Governance and Nominating Committee waived the mandatory director retirement age requirement with regard to Mr. Lund.

Recommendation of the Board of Directors

Our board of directors unanimously recommends that you vote “FOR” Richard A. Leventhal, Peter A. Lund and Lawrence B. Sorrel, the persons nominated by the Corporate Governance and Nominating Committee to be elected by the holders of common stock as directors.

The Corporate Governance and Nominating Committee believes that well functioning boards consist of a diverse collection of individuals that bring a variety of complementary skills. Although the board of directors does not have a formal policy with regard to the consideration of diversity in identifying directors, diversity is one of the factors that the Corporate Governance and Nominating Committee may, pursuant to its charter, take into account in identifying director candidates. The Corporate Governance and Nominating Committee generally considers each director eligible for nomination in the broad context of the overall composition of our board of directors with a view toward constituting a board that, as a body, possesses the appropriate mix of skills and experience to oversee our business. Depending on current membership of our board of directors, the Corporate Governance and Nominating Committee also may decide to seek or give preference to a qualified candidate who is female or adds to the ethnic diversity of the board. The experience, qualifications, attributes, or skills that led the Corporate Governance and Nominating Committee to conclude that each of the members of the board of directors nominated by the Corporate Governance and Nominating Committee should serve on the board are generally described below:

Susan B. Bayh

Mrs. Bayh is a lawyer with extensive experience in corporate governance and regulatory matters. She has served as a director of several large and small companies in the highly-regulated pharmaceutical and insurance industries. Her experience as a Commissioner of the International Joint Commission of the United States and Canada also provides international relations perspective relevant to our past, and consideration of future, operations in foreign regulatory environments.

James M. Dubin

Mr. Dubin is a lawyer with over 30 years of experience advising businesses on large corporate and securities transactions. During that time, he served for 11 years as chairman of his firm’s finance committee, with responsibility for oversight of the financial affairs of an enterprise with over $500 million in revenues. He has served as a director of Carnival Corporation & PLC and Conair Corporation and as a member of Conair Corporation’s audit committee. His experience with financial markets and complex financing transactions, corporate governance and executive compensation matters, and mergers and acquisitions is helpful to us.

Gary L. Kaseff

Mr. Kaseff is a lawyer with extensive knowledge of the legal issues arising in the broadcast and publishing industries. His professional sports management experience is also helpful in the context of our sports broadcasting operations at certain of our radio stations.

Richard A. Leventhal

Mr. Leventhal is the former owner and operator of a small business, with experience in financial and operational issues affecting organizations, as well as management and development experience. He also brings the perspective to the board of a substantial segment of our local advertisers.

Peter A. Lund

Mr. Lund has over 40 years of experience in the broadcasting industry, with particular concentration in the ownership and operation of radio and television stations. He is also familiar with radio and television network operations.

Greg A. Nathanson

Mr. Nathanson has extensive experience in the broadcasting industry, encompassing both individual station and network operations. He also has an insider’s view of the operation of our company, having served as an executive officer until 2000.

Jeffrey H. Smulyan

Mr. Smulyan is the founder and Chief Executive Officer of Emmis, with extensive broadcasting experience. His experience ranges from running an individual radio station to chairing significant broadcast industry groups. He has developed with the Emmis team a variety of new and highly successful radio formats that contributed to the company’s growth and sustained the company during economic downturns. As our Chief Executive Officer and a recognized industry leader, Mr. Smulyan provides the board with information about the daily operations of the company as well as strategic insights into the broadcast industry and future trends that will likely affect the company’s operations. His experience with sports management and as a former director of a retail company are also valuable to the company’s programming operations and customer relations activities.

Lawrence B. Sorrel

Mr. Sorrel has over 20 years of experience in the investment banking and private capital industries, including the purchase, sale and financing of individual broadcast properties and broadcasting groups. He has extensive experience in arranging and structuring financings for enterprises worldwide, including enterprises with credit profiles similar to ours. In addition, Mr. Sorrel’s experience in the private equity industry adds a long-term strategic perspective to the board’s deliberations.

Patrick M. Walsh

Mr. Walsh serves as the company’s Chief Financial Officer and Chief Operating Officer. In addition to his background in finance, accounting and operations, Mr. Walsh has experience as a management consultant and has served in financial and operations capacities in a business that sold technology to the radio industry. He offers the board an inside view of the company’s finances and operations along with a strategic perspective on aspects of the radio broadcasting industry’s future.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

As of May 2, 2014, there were 38,480,820 shares of our Class A common stock and 4,569,464 shares of our Class B common stock issued and outstanding. The Class A common stock is entitled to an aggregate of 38,480,820 votes and the Class B common stock is entitled to an aggregate of 45,694,640 votes. The following table shows, as of May 2, 2014, the number of shares and percentage of our Common Stock held by each person known to us to own beneficially more than five percent of the issued and outstanding Common Stock, by the executive officers named in the beneficial ownership table below and our directors and nominee, and by our executive officers and directors as a group. Unless otherwise specified, the address of each person listed is: One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, IN 46204.

	Class A Common Stock			Class B Common Stock
Five Percent Shareholders, Directors, Nominee and Certain Executive Officers	Amount and Nature of Beneficial Ownership		Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Percent of Total Voting Power
Jeffrey H. Smulyan	1,998,924	(1)	5.1%	4,569,464	(15)	100.0%	56.4%
Susan B. Bayh	267,752	(2)	*	—		—	*
Richard F. Cummings	279,443	(3)	*	—		—	*
James M. Dubin	58,749	(4)	*	—		—	*
J. Scott Enright	170,417	(5)	*	—		—	*
Gary L. Kaseff	388,569	(6)	1.0%	—		—	*
Richard A. Leventhal	571,079	(7)	1.5%	—		—	*
Gregory T. Loewen	223,241	(8)	*	—		—	*
Peter A. Lund	665,882	(9)	1.7%	—		—	*
Greg A. Nathanson	754,992	(10)	2.0%	—		—	*
Lawrence B. Sorrel	674,970	(11)	1.7%	—		—	*
Patrick M. Walsh	633,785	(12)	1.6%	—		—	*
Zazove Associates, LLC	2,161,307	(13)	5.5%	—		—	2.5%
All Executive Officers and Directors as a Group (12 persons)	6,687,803	(14)	16.7%	4,569,464		100.0%	61.0%

*	Less than 1%.
(1)	Consists of 8,441 shares held in the 401(k) Plan, 323,327 shares owned individually, 11,120 shares held by Mr. Smulyan as trustee for his children over which Mr. Smulyan exercises or shares voting control, 3,000 shares held by Mr. Smulyan as trustee for his niece over which Mr. Smulyan exercises or shares voting control, 1,231,046 shares held by HSJS, LLC, over which Mr. Smulyan shares voting control, and 421,990 shares represented by stock options exercisable currently or within 60 days of May 2, 2014. Of the shares owned individually, 225,000 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(2)	Consists of 105,148 shares owned individually and 162,604 shares represented by stock options exercisable currently or within 60 days of May 2, 2014. Of the shares owned individually, 4,390 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(3)	Consists of 264,754 shares owned individually, 8,260 shares owned for the benefit of Mr. Cummings’ children, and 6,429 shares held in the 401(k) Plan. Of the shares owned individually, 150,000 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(4)	Consists of 56,309 shares owned individually and 2,440 shares represented by stock options exercisable currently or within 60 days of May 2, 2014. Of the shares owned individually, 2,195 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(5)	Consists of 44,514 shares owned individually, 3,402 shares held in the 401(k) Plan and 122,501 shares represented by stock options exercisable currently or within 60 days of May 2, 2014.
(6)	Consists of 233,447 shares owned individually by Mr. Kaseff, 3,411 shares owned by Mr. Kaseff’s spouse, 1,346 shares held by Mr. Kaseff’s spouse for the benefit of their children, 2,395 shares held in the 401(k) Plan, and 147,970 shares represented by stock options exercisable currently or within 60 days of May 2, 2014. Of the shares owned individually, 4,390 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(7)	Consists of 386,388 shares owned individually, 3,000 shares owned by Mr. Leventhal’s spouse, 1,487 shares held in an IRA, 17,600 shares owned by a corporation of which Mr. Leventhal is a 50% shareholder and 162,604 shares represented by stock options exercisable currently or within 60 days of May 2, 2014. Of the shares owned individually, 6,585 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(8)	Consists of 193,241 shares owned individually and 30,000 shares represented by stock options exercisable currently or within 60 days of May 2, 2014. Of the shares owned individually, 60,000 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(9)	Consists of 503,278 shares owned individually and 162,604 shares represented by stock options exercisable currently or within 60 days of May 2, 2014. Of the shares owned individually, 6,585 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(10)	Consists of 548,388 shares owned individually or jointly with his spouse, 44,000 shares owned by trusts for the benefit of Mr. Nathanson’s children and 162,604 shares represented by stock options exercisable currently or within 60 days of May 2, 2014. Of the shares owned individually, 2,195 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(11)	Consists of 512,366 shares owned individually and 162,604 shares represented by stock options exercisable currently or within 60 days of May 2, 2014. Of the shares owned individually, 6,585 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(12)	Consists of 509,989 shares owned individually, 4,017 shares held in the 401(k) Plan and 119,779 shares represented by stock options exercisable currently or within 60 days of May 2, 2014. Of the shares owned individually, 47,619 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(13)	Information concerning these shares was obtained from an amendment to Schedule 13D filed December 30, 2013 by Zazove Associates, LLC, Zazove Associates, Inc. and Gene T. Pretti, all of whose addresses are 1001 Tahoe Blvd., Incline Village, Nevada 89451. Their ownership consists of 1,079,897 shares of Class A common stock and 443,270 shares of 6.25% Series A Convertible Preferred Stock, which is convertible into 1,081,410 whole shares of Class A common stock.
(14)	Includes 1,657,700 shares represented by stock options exercisable currently or within 60 days of May 2, 2014.
(15)	Mr. Smulyan has pledged 1,763,258 shares of Class B common stock to a financial institution. Under the terms of our articles of incorporation, if any of these shares are transferred to a third party as a result of this pledge, they would automatically convert into an equivalent number of shares of Class A common stock and thereafter be entitled to only one vote per share.

CORPORATE GOVERNANCE

General

Emmis aspires to the highest ethical standards for our employees, officers and directors, and remains committed to the interests of our shareholders. We believe we can achieve these objectives only with a plan for corporate governance that clearly defines responsibilities, sets high standards of conduct and promotes compliance with the law. The board of directors has adopted formal corporate governance guidelines, as well as policies and procedures designed to foster the appropriate level of corporate governance. Some of these guidelines and procedures are discussed below. For further information, including electronic versions of our Code of Business Conduct and Ethics, our Corporate Governance Guidelines, our Audit Committee Charter, our Compensation Committee Charter, our Corporate Governance and Nominating Committee Charter and our Auditor Independence Policy, please visit the Corporate Governance section of our website (www.emmis.com) located under the Investors heading.

Independent Directors

Our board of directors currently consists of nine members. Of these, our board has determined that five (Mrs. Bayh and Messrs. Dubin, Leventhal, Lund and Sorrel) qualify as “independent directors” under the listing standards of The Nasdaq Stock Market, Inc. In addition, Emmis is a “Controlled Company” as defined in the Nasdaq listing standards because more than 50% of the company’s voting power is held by one individual. The company is, therefore, pursuant to Nasdaq Marketplace Rule 5615(c)(2), exempt from certain aspects of Nasdaq’s listing standards relating to independent directors. Nevertheless, the company has voluntarily complied with such rules and a majority of the members of the board of directors are “independent directors” under Nasdaq rules.

Code of Ethics

Emmis has adopted a Code of Business Conduct and Ethics to document the ethical principles and conduct we expect from our employees, officers and directors. A copy of our Code of Business Conduct and Ethics is available in the Corporate Governance section of our website (www.emmis.com) located under the Investors heading.

Leadership Structure, Lead Director and Risk Oversight

The Emmis bylaws provide that the chairman of the board shall be the chief executive officer of the corporation. The board believes that this structure is in the best interest of the company’s shareholders at this time because it makes the best use of the chief executive officer’s extensive knowledge of the company and its industry and also facilitates communication between management and the board of directors.

Our independent directors appointed Richard A. Leventhal as the “Lead Director” effective March 1, 2011. In that role, Mr. Leventhal is responsible for coordinating and leading the independent directors, presiding over executive sessions of the independent directors and acting as a liaison between the independent directors and the rest of the board of directors and Emmis management.

The board of directors expects the company’s management to take primary responsibility for identifying material risks the company faces and communicating them to the board, developing and implementing appropriate risk management strategies responsive to those risks with oversight from the board, and integrating risk management into the company’s decision-making processes. The board, principally through the Audit Committee, regularly reviews information regarding the company’s credit, liquidity and operational risks as well as strategies for addressing and managing such risks. In addition, the Compensation Committee monitors the company’s compensation programs so that such programs do not encourage excessive risk-taking by company employees.

Communications with Independent Directors

Any employee, officer, shareholder or other interested party who has an interest in communicating with the Lead Director or any other Emmis independent directors regarding any matter may do so by directing communication to Mr. Leventhal as the Lead Director addressed to Lead Director, c/o Corporate Secretary, Emmis Communications Corporation, One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204, by facsimile to (317) 684-5583, or by e-mail message to LeadDirector@emmis.com. The communication will be delivered to the independent directors as appropriate. For matters related to nominations or corporate governance, a communication should specify that it is directed to the Corporate Governance and Nominating Committee. For matters related to finance or auditing, a communication should specify that it is directed to the Audit Committee. For matters related to compensation, a communication should specify that it is directed to the Compensation Committee. Messages for any director or the board of directors as a whole may be delivered through the Lead Director as well.

Certain Committees of the Board of Directors

Our board of directors currently has several committees, including an Audit Committee, a Corporate Governance and Nominating Committee, a Compensation Committee and an Executive Committee.

Audit Committee. The Audit Committee’s primary responsibility is to engage our independent auditors and otherwise to monitor and oversee the audit process. The Audit Committee also undertakes other related responsibilities as summarized in the Report of the Audit Committee below and detailed in the Audit Committee Charter, which is available in the Corporate Governance section of our website (www.emmis.com) located under the Investors heading. The board of directors has determined that the members of the Audit Committee, Richard A. Leventhal (chair), James M. Dubin, Peter A. Lund and Lawrence B. Sorrel, are independent directors under the Securities Exchange Act of 1934 and the Nasdaq listing standards. The board of directors has also determined that Lawrence B. Sorrel is an “Audit Committee financial expert” as defined in rules adopted under the Securities Exchange Act of 1934. The Audit Committee held four meetings during the last fiscal year.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee’s primary responsibility is to assist the board of directors by (1) identifying individuals qualified to become members of the board of directors and recommending nominees to the board of directors for the next annual meeting of shareholders and (2) evaluating and assessing corporate governance issues affecting Emmis. The Corporate Governance and Nominating Committee charter is available in the Corporate Governance section of our website (www.emmis.com) located under the Investors heading. The Corporate Governance and Nominating Committee evaluates current members of the board of directors and potential candidates with respect to their independence, business, strategic and financial skills, as well as overall experience in the context of the needs of the board of directors as a whole. The Corporate Governance and Nominating Committee concentrates its focus on candidates with the following characteristics and qualifications, though not necessarily limited thereto:

•	Chief executive officers or senior executives, particularly those with experience in broadcasting, finance, marketing and information technology.

•	Individuals representing diversity in gender and ethnicity.

•	Individuals who meet the current criteria to be considered as independent directors.

The Corporate Governance and Nominating Committee will consider and evaluate potential nominees submitted by holders of our Class A common stock to our corporate secretary on or before the date for shareholder nominations specified in the “Shareholder Proposals” section of this proxy statement. These potential nominees will be considered and evaluated using the same criteria as potential nominees obtained by the Corporate Governance and Nominating Committee from other sources.

In its assessment of each potential candidate, including those recommended by shareholders, the Corporate Governance and Nominating Committee takes into account all factors it considers appropriate, which may include (a) ensuring that the board of directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as an “audit committee financial expert,” as that term is defined by the rules of the SEC), local or community ties, and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and related industries, independence of thought and an ability to work collegially. The Corporate Governance and Nominating Committee also may consider the extent to which the candidate would fill a present need on the board of directors. Typically, after conducting an initial evaluation of a candidate, the Corporate Governance and Nominating Committee will interview that candidate if it believes the candidate might be suitable to be a director and may ask the candidate to meet with other directors and management. If the Corporate Governance and Nominating Committee believes a candidate would be a valuable addition to the board of directors, it will recommend to the full board that candidate’s nomination as a director.

The members of the Corporate Governance and Nominating Committee are Susan B. Bayh (chair), James M. Dubin and Richard A. Leventhal, all of whom are “independent directors” under Nasdaq standards. The Corporate Governance and Nominating Committee held two meetings during the last fiscal year.

Compensation Committee. The Compensation Committee provides a general review of our compensation and benefit plans to ensure that our corporate objectives are met, establishes compensation arrangements and approves compensation payments to our executive officers, and generally administers our stock option and incentive plans. The Compensation Committee’s charter is available in the Corporate Governance section of our website (www.emmis.com) located under the Investors heading. The members of the Compensation Committee are Peter A. Lund (chair), Susan B. Bayh, James M. Dubin and Lawrence B. Sorrel, all of whom are independent directors under Nasdaq standards. The Compensation Committee held three meetings during the last fiscal year.

Executive Committee. The Executive Committee has the authority to manage the business of the corporation to the same extent that the board of directors has the authority to manage the business of the corporation except to the extent that the executive committee’s powers may be limited by Ind. Code § 23-1-34-6(e). The members of the Executive Committee are Jeffrey H. Smulyan (chair), Susan B. Bayh, James M. Dubin, Richard A. Leventhal and Lawrence B. Sorrel. The Executive Committee held no meetings during the last fiscal year.

Meeting Attendance

During our last fiscal year, our board of directors held five meetings, either in person or by telephone. Each director attended at least 75% of the aggregate of (1) the total number of meetings of our board of directors held while he or she was a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served on the committee, except for Lawrence B. Sorrel, who attended more than 75% of the applicable meetings during calendar 2013, and eight out of the twelve applicable meetings during the last fiscal year.

We believe that communication between our shareholders and the members of our board of directors is enhanced by the opportunity for personal interaction at our annual meeting of shareholders. Accordingly, we encourage the members of our board of directors to attend our annual meeting of shareholders whenever possible. All nine members of our board of directors attended our annual meeting of shareholders held on July 10, 2013.

Compensation of Directors

Directors who are not officers of Emmis are compensated for their services at the rate of $3,000 per board of directors meeting attended in person, $1,500 per board of directors meeting attended by phone and $2,000 per committee meeting attended, whether in person or by phone. These fees are paid in the form of Class A common stock after the end of each calendar year. The per share price used for payment of these fees is established using the market value of Emmis Class A common stock prior to the end of the previous fiscal year, discounted by 20% to the extent the director attends at least 75% of the board and committee meetings applicable to the director. Each of our non-officer directors attended a sufficient number of meetings to receive the discount for the calendar year ended December 31, 2013. In addition, each director who is not an officer or employee of Emmis receives a $30,000 annual retainer, the chair of our Audit Committee receives a $10,000 annual retainer, the chair of our Compensation Committee receives a $5,000 annual retainer, the chair of our Corporate Governance and Nominating Committee receives a $3,000 annual retainer, and the Lead Director receives a $3,000 annual retainer. These annual retainers were paid in cash for fiscal 2014. In addition, directors who are not officers of Emmis are entitled to receive annually 2,195 shares of restricted stock and options to purchase 7,317 shares of Class A common stock. The options are granted on the date of our annual meeting of shareholders at the fair market value of the underlying shares on that date and are to vest annually in three equal installments. Restricted stock is also granted on the date of our annual meeting of shareholders and will vest on the earlier of the end of the director’s three-year term or the third anniversary of the date of grant. Our directors are also eligible to participate in our health insurance plan by paying the same rate charged for Continuation Coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) of 1986.

In the table below, we have set forth information regarding the compensation for the fiscal year ended February 28, 2014, received by each of our directors as of February 28, 2014 who is not an officer of Emmis. The dollar amounts in the table below for stock and option awards are the grant date fair market values associated with such awards.

2014 DIRECTOR COMPENSATION TABLE

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash	Awards (1)(2)	Awards (3)	Compensation	Total
Susan B. Bayh	$33,000	$40,069	$14,267	$—	$87,336
James M. Dubin	30,000	43,686	14,267	—	87,953
Gary L. Kaseff	30,000	21,985	14,267	(4)	66,252
Richard A. Leventhal	43,000	51,827	14,267	(5)	109,094
Peter A. Lund	35,000	43,686	14,267	—	92,953
Greg A. Nathanson	30,000	21,985	14,267	(5)	66,252
Lawrence B. Sorrel	30,000	37,357	14,267	—	81,624

(1)	On July 10, 2013, each director named in the table above received a grant of 2,195 restricted shares, having an aggregate date of grant fair value of $5,707 using the closing price as of the date of grant. In the following table we set forth for each named director the number of unrestricted shares the director received on January 2, 2014, for meeting fees:

Name	Shares
Mrs. Bayh	12,541
Mr. Dubin	13,861
Mr. Kaseff	5,941
Mr. Leventhal	16,832
Mr. Lund	13,861
Mr. Nathanson	5,941
Mr. Sorrel	11,551

(2)	At February 28, 2014, each named director had the following number of shares of restricted stock which were scheduled to vest on the following dates:

Name	Shares	Vesting Date
Mrs. Bayh	4,390	Annual meeting for Fiscal 2015
Mr. Dubin	2,195	Annual meeting for Fiscal 2016
Mr. Kaseff	4,390	Annual meeting for Fiscal 2015
Mr. Leventhal	6,585	Annual meeting for Fiscal 2014
Mr. Lund	6,585	Annual meeting for Fiscal 2014
Mr. Nathanson	2,195	Annual meeting for Fiscal 2016
Mr. Sorrel	6,585	Annual meeting for Fiscal 2014

(3)	In the following table we have set forth information regarding options held by each named director as of February 28, 2014. Options vest on the earlier of the dates shown, or the day before the annual meeting for the fiscal year in which the date shown falls.

Name	Number of Shares Underlying Options #	Option Exercise Price $	Option Expiration Date	Option Vesting Date
Mrs. Bayh	7,317	2.60	7/10/2023	1/3 on each of 7/10/14, ’15 & ‘16
	7,317 50,000	1.96 1.63	11/5/2022 5/2/2022	1/3 on each of 11/5/13, ’14 & ‘15 1/3 on each of 5/2/13, ’14 & ‘15
	7,317	1.03	7/13/2021	1/3 on each of 7/13/12, ’13 & ’14
	100,000	1.15	3/4/2021	Fully Vested
	7,317	0.48	12/17/20	Fully Vested
	7,317	0.28	7/14/19	Fully Vested
	7,317	1.70	7/15/18	Fully Vested
Mr. Dubin	7,317 7,317	2.60 1.96	7/10/2023 11/5/2022	1/3 on each of 7/10/14, ’15 & ‘16 1/3 on each of 11/5/13, ’14 & ‘15
Mr. Kaseff	7,317 7,317	2.60 1.96	7/10/2023 11/5/2022	1/3 on each of 7/10/14, ’15 & ‘16 1/3 on each of 11/5/13, ’14 & ‘15
	50,000	1.63	5/2/2022	1/3 on each of 5/2/13, ’14 & ‘15
	7,317	1.03	7/13/2021	1/3 on each of 7/13/12, ’13 & ’14
	100,000	1.15	3/4/2021	Fully Vested
	7,317	0.48	12/17/20	Fully Vested
	175,000	0.295	3/2/2019	Fully Vested
	73,174	17.45	3/1/2014	Fully Vested
Mr. Leventhal	7,317 7,317	2.60 1.96	7/10/2023 11/5/2022	1/3 on each of 7/10/14, ’15 & ‘16 1/3 on each of 11/5/13, ’14 & ‘15
	50,000	1.63	5/2/2022	1/3 on each of 5/2/13, ’14 & ‘15
	7,317	1.03	7/13/2021	1/3 on each of 7/13/12, ’13 & ’14
	100,000	1.15	3/4/2021	Fully Vested
	7,317	0.48	12/17/20	Fully Vested
	7,317	0.28	7/14/19	Fully Vested
	7,317	1.70	7/15/18	Fully Vested

Name	Number of Shares Underlying Options #	Option Exercise Price $	Option Expiration Date	Option Vesting Date
Mr. Lund	7,317 7,317	2.60 1.96	7/10/2023 11/5/2022	1/3 on each of 7/10/14, ’15 & ‘16 1/3 on each of 11/5/13, ’14 & ‘15
	50,000	1.63	5/2/2022	1/3 on each of 5/2/13, ’14 & ‘15
	7,317	1.03	7/13/2021	1/3 on each of 7/13/12, ’13 & ’14
	100,000	1.15	3/4/2021	Fully Vested
	7,317	0.48	12/17/20	Fully Vested
	7,317	0.28	7/14/19	Fully Vested
	7,317	1.70	7/15/18	Fully Vested
Mr. Nathanson	7,317 7,317	2.60 1.96	7/10/2023 11/5/2022	1/3 on each of 7/10/14, ’15 & ‘16 1/3 on each of 11/5/13, ’14 & ‘15
	50,000	1.63	5/2/2022	1/3 on each of 5/2/13, ’14 & ‘15
	7,317	1.03	7/13/2021	1/3 on each of 7/13/12, ’13 & ’14
	100,000	1.15	3/4/2021	Fully Vested
	7,317	0.48	12/17/20	Fully Vested
	7,317	0.28	7/14/19	Fully Vested
	7,317	1.70	7/15/18	Fully Vested
Mr. Sorrel	7,317 7,317	2.60 1.96	7/10/2023 11/5/2022	1/3 on each of 7/10/14, ’15 & ‘16 1/3 on each of 11/5/13, ’14 & ‘15
	50,000	1.63	5/2/2022	1/3 on each of 5/2/13, ’14 & ‘15
	7,317	1.03	7/13/2021	1/3 on each of 7/13/12, ’13 & ’14
	100,000	1.15	3/4/2021	Fully Vested
	7,317	0.48	12/17/20	Fully Vested
	7,317	0.28	7/14/19	Fully Vested
	7,317	1.70	7/15/18	Fully Vested

(4)	During fiscal 2014, as a non-officer employee of the company Mr. Kaseff earned $123,400 in employee salary and he received $2,416 in 401(k) plan matching contributions and $249 in a tax gross up on life insurance premiums.
(5)	Messrs. Leventhal and Nathanson participated in our health insurance plan, paying the COBRA continuation coverage rate which is 102% of the cost of the plan on a per participant basis.

Transactions with Related Persons

Prior to 2002, the Company had made certain life insurance premium payments for the benefit of Mr. Smulyan. The Company discontinued making such payments in 2001; however, pursuant to a Split Dollar Life Insurance Agreement and Limited Collateral Assignment dated November 2, 1997, the Company retains the right, upon Mr. Smulyan’s death, resignation or termination of employment, to recover all of the premium payments it had made, which total $1,119,000.

Review and Approval of Related Party Transactions

Our board of directors has adopted a written policy for review, approval and monitoring of transactions between the company and “related parties.” Related parties are directors, executive officers, nominees to become a director, any person beneficially owning more than 5% of any class of our stock, immediate family members of any of the foregoing, and any entity in which any of the forgoing persons is employed or is a general partner or principal or in which the person has a 10% or greater beneficial ownership interest. The policy covers transactions involving amounts exceeding $120,000 in which a related party had, has or will have a direct or indirect interest.

Procedures. The related party is required to notify our legal department of the facts and circumstances of any proposed related party transaction. The legal department makes an initial determination of whether the transaction is subject to the policy. If the legal department determines that the policy is applicable, the transaction is referred to our Audit Committee. Either the Audit Committee, or the chair of the Audit Committee between Audit Committee meetings, considers the facts and circumstances of the proposed transaction and determines whether to approve the transaction. The Audit Committee or the chair, as the case may be, considers, among other things:

•	The benefits of the transaction to the company;

•	The impact of the transaction on a director’s independence;

•	The availability of other sources for comparable products or services;

•	The terms of the transaction; and

•	The terms available to unrelated third parties.

The Audit Committee may seek bids, quotes or independent valuations from third parties in connection with assessing a related party transaction. The Audit Committee or the chair may approve only transactions that they determine are in, or are not inconsistent with, the best interest of the company.

Ratification. If a transaction that was not a related party transaction when it was entered into becomes a related party transaction, or our CEO, CFO or General Counsel become aware that a transaction that was not approved is a related party transaction, they must promptly submit the transaction for review by the Audit Committee, or the chair of the Audit Committee between Audit Committee meetings.

Annual Review. From time to time, the Audit Committee will review previously approved related party transactions that have a remaining term of six months or more or remaining amounts involved in excess of $120,000. Based on the factors described above, the Audit Committee determines whether to continue, modify or terminate the transaction.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee is a separately-designated, standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. It is composed of four directors whom the board of directors has determined are “independent directors” as defined by Nasdaq listing standards. The Audit Committee’s responsibilities are set forth in its written charter approved by the board of directors. The charter is reviewed annually by the Audit Committee. A copy of the Audit Committee charter may be found in the Corporate Governance section of our website (www.emmis.com) located under the Investors heading. As required by Nasdaq listing standards, the Audit Committee has determined that its charter is adequate. The Audit Committee has also determined that its members meet the financial literacy requirements of Nasdaq listing standards.

Management is responsible for the company’s internal controls and the financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report on them. The Audit Committee’s responsibility is to engage the independent auditor and otherwise to monitor and oversee these processes. For the fiscal year ended February 28, 2014, the Audit Committee engaged Ernst & Young LLP to serve as the company’s independent auditor.

The Audit Committee has met and held discussions with management and Ernst & Young LLP. Management represented to the Audit Committee that the company’s consolidated financial statements as of and for the fiscal year ended February 28, 2014 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed these consolidated financial statements with management. The Audit Committee discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1.AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, or any successor rule.

The board of directors, upon the recommendation of the Audit Committee, has adopted an Auditor Independence Policy that, among other things, prohibits the company’s independent auditor from performing certain non-audit services for the company, requires prior approval of the Audit Committee for any services provided by the company’s independent auditor, limits the hiring by the company of former employees of the company’s independent auditor who have worked on the Emmis account and requires enhanced disclosure both to the Audit Committee and to shareholders of matters related to auditor independence.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accountants that firm’s independence. In addition, the Audit Committee (or the chairman of the Audit Committee with respect to engagements of less than $100,000) approves in advance all engagements of the company’s independent auditor. The Audit Committee determined that Ernst & Young’s provision of non-audit services to the company as described in “Matters Relating to Independent Registered Public Accountants” is compatible with maintaining that firm’s independence.

Based on these discussions and reviews, the Audit Committee determined that the audited financial statements for the company’s last fiscal year should be included in our company’s Form 10-K, and made a formal recommendation to the board of directors to that effect.

Richard A. Leventhal, Chair

James M. Dubin

Peter A. Lund

Lawrence B. Sorrel

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides a detailed description of our executive compensation policy, our Compensation Committee’s process for setting executive compensation, the elements of our compensation program, the factors the committee considered when setting executive compensation for the fiscal year ended 2014 and how the company’s results affected incentive compensation payments for the most recent fiscal year for our chief executive officer, our chief financial officer and our three next most highly compensated executive officers, which we refer to as a group as the “Named Executive Officers.”

Executive Compensation Policy

The Compensation Committee oversees our executive compensation program. The Compensation Committee membership is determined by the board, and is composed of non-employee independent directors. The Compensation Committee establishes compensation arrangements and approves compensation payments to Mr. Smulyan and our other executive officers, and generally administers our equity compensation plans and corporate incentive plans. With respect to compensation decisions affecting executive officers other than Mr. Smulyan, the Compensation Committee typically receives input from our CEO, COO/CFO and General Counsel in the course of making its decisions. With respect to compensation decisions affecting non-executive officers and employees, the Compensation Committee has delegated this authority to Mr. Smulyan and the other executive officers, provided such authority is exercised in accordance with any parameters established by the Compensation Committee.

The Compensation Committee bases its executive compensation programs on the following objectives:

•	Compensation for our executive officers should in most cases be based on multi-year employment agreements because such agreements have historically assisted us in retaining our key officers and the committee believes they enable us to focus the officers’ efforts and energies on enhancing the long-term value of our company to our shareholders. These employment agreements generally contain at least the following components:

•	base salary;

•	annual performance bonus;

•	cash- or stock- based contract completion or multi-year incentive bonus;

•	stock option awards;

•	change in control and severance agreements; and

•	where permitted by law, post-term non-competition and non-interference provisions.

•	Compensation should be based on the level of job responsibility, as well as individual and company performance, and should generally reward effective performance. As executives progress to higher levels in the organization, an increasing proportion of their pay should be linked to company performance, because the performance of senior executives is more likely to affect the company’s results.

•	Compensation should reflect a balance between the prior compensation of the executive and the value of the job in the marketplace. With a leadership team that has been with the company for several years, compensation is largely based upon each executive’s prior compensation and takes into account changes in duties, as well as their recent contributions, both individually and as a group. At the same time, the Compensation Committee recognizes that in order to attract and retain highly skilled executives, we must remain competitive with the pay of other employers who compete with us for talent.

The Committee’s Processes

The Compensation Committee meets on a regularly scheduled basis at least two times per year, and often more frequently as the Compensation Committee deems necessary or desirable. Members of the Compensation Committee discuss compensation matters with our CEO, our COO/CFO, our General Counsel, and among themselves informally throughout the year. This informal process facilitates the on-going monitoring of the appropriateness of our executive compensation packages and serves to prepare the Compensation Committee members for the formal meetings so that definitive compensation decisions can be more easily made at such meetings. While the Compensation Committee has the authority to engage independent compensation consultants, they have not done so in the past several years.

The Compensation Committee considered the results of our shareholders’ initial “Say on Pay” vote at our 2013 annual meeting of shareholders. In 2013, approximately 84% of the shareholder votes cast were “For” the resolution stating that the shareholders approved the compensation paid to our Named Executive Officers, compared to approximately 16% of the shareholder votes cast that were “Against” the resolution. Based upon comments received from certain shareholders, the Compensation Committee believes that this level of support largely reflects the successful restructuring by our executive team of the company’s balance sheet following the recent recession, mitigated by the occurrence during the fiscal year ended February 28, 2013 of an exchange of underwater stock options for shares of restricted stock and of the forgiveness of a loan (grandfathered under Sarbanes-Oxley) to our CEO. In a review of the results of the shareholder vote, the Compensation Committee determined that the option exchange and loan forgiveness were unique, one-time events that were attributable to the successful efforts of our CEO and other officers and employees to restructure the Company’s balance sheet following the recession and reflected the importance of rewarding and re-incentivizing our employees on a going forward basis.

The Compensation Committee also considered the results of our shareholders’ initial “Say on Frequency” vote at our 2013 annual meeting of shareholders. In 2013, approximately 81% of the shareholder votes cast were in favor of a shareholders’ advisory vote to be held every three years. The Committee reviewed the results of the shareholder vote and determined to recommend to the board that future shareholder advisory “Say on Pay” votes be held every three years.

The Compensation Committee is involved in compensation considerations throughout the year. All of our executive officers are employed under employment agreements, most of which are multi-year agreements. Thus, on an annual basis, the Compensation Committee usually evaluates the terms of a new employment agreement for at least one of our executive officers. In addition, our employment agreements provide for annual bonus targets to be established by the Compensation Committee and for the Compensation Committee to certify the extent to which the targets were attained. Our CEO, COO/CFO and General Counsel usually make recommendations to the Compensation Committee and provide the Compensation Committee with information that the Committee has requested or that they deem appropriate. However, deliberations involving the employment agreement of the CEO, COO/CFO or General Counsel are always conducted without such person present at that portion of the Compensation Committee meeting. While no formal process for determining compensation is prescribed in the Compensation Committee’s charter or otherwise, this informal process has evolved.

The process of determining compensation also involves the Compensation Committee’s consideration of executive compensation levels of other broadcast companies. While the Compensation Committee does not have a policy regarding benchmarking, the Compensation Committee does consider peer compensation in order to obtain a general understanding of compensation levels for other executive officers in the broadcasting industry when establishing compensation levels. The only manner in which peer compensation levels were used by the Compensation Committee in fiscal 2014 was in connection with the adoption of a new employment agreement with Mr. Walsh, our COO/CFO. In that instance, the Compensation Committee reviewed the compensation paid to chief financial officers, chief operating officers and divisional presidents of the following companies as a ‘market check’ on the compensation to be provided under Mr. Walsh’s new employment agreement: Beasley Broadcast Group, Inc., Belo Corp., Cumulus Media, Inc., Entercom Communications Corp., Entravision Communications Corp., Gray Television, Inc., Lin Broadcasting Corp., Nexstar Broadcasting Group, Inc., Radio One, Inc., Saga Communications, Inc., Salem Communications Corp., Sinclair Broadcast Group, Inc. and Spanish Broadcasting System, Inc.

Components of Executive Compensation for Fiscal 2014

For fiscal 2014, the compensation of executives consisted of four primary components – base salary, a performance bonus under our 2014 Corporate Incentive Plan, equity grants in the form of stock options and restricted shares, and a benefits package. In the case of most executive officers, the compensation also includes a bonus that is payable in cash or stock upon the completion of the executive’s employment agreement, although in the past two years we have moved away from cash-based contract completion bonuses, supplanting them with increases in base compensation and restricted stock grants. While the compensation arrangements are different for each executive, the Compensation Committee believes that this program, as a whole, balances the mix of cash and equity compensation, the mix of currently paid and longer-term compensation, and the security of insurance and other benefits in a way that furthers the compensation objectives discussed above. In particular, the Compensation Committee believes that the program:

•	reflects each executive’s job responsibilities by providing the highest compensation potential to Mr. Smulyan, our CEO, the next highest compensation potential to Mr. Walsh, our CFO/COO, and roughly comparable compensation over time to Messrs. Cummings, Enright and Loewen, our President of Radio Programming, General Counsel and Publishing Division President/Chief Strategy Officer, respectively;

•	incentivizes the individual performance of each of the executive officers to complete the term of their respective employment agreements, to help the company achieve its annual EBITDA budget and to increase over time the share price of the company’s common stock; and

•	rewards executives for their contributions to the company’s performance.

Base Salary. Base salary is the guaranteed element of executives’ annual cash compensation. The value of base salary reflects the employee’s role and responsibilities, long-term performance, skill set and the market value of that skill set. Base salaries for the named executives were fixed for fiscal 2014 in accordance with each executive’s employment agreement. However, Messrs. Smulyan, Walsh and Enright agreed to take reductions of $19,364, $19,077and $2,640, respectively, to their base salaries in order for the company to give higher merit increases to certain other employees.

2014 Corporate Incentive Plan. Annual bonuses to our executive officers for the fiscal year ended February 28, 2014 were paid under our 2014 corporate incentive plan and were based entirely on the attainment of specified EBITDA performance goals. The EBITDA performance goals are the amounts set forth in the company’s 2014 budget. This is the same bonus plan in which all of the company’s full-time corporate employees participate. Under the 2014 plan, the Committee:

1)	determined the extent to which pre-established quarterly and annual radio EBITDA, publishing EBITDA, and total company EBITDA performance goals were achieved, with EBITDA calculated as follows: net revenues, less station operating expenses (excluding depreciation and amortization, non-cash compensation, adjustments attributable to changes in accounting policies and amounts accrued or paid under the 2014 plan), less corporate overhead (if not included in station operating expenses above, and also excluding depreciation and amortization, non-cash compensation, and amounts accrued or paid under the 2014 plan), less minority interest of net revenues and station operating expenses, less trade income/loss, plus severance, contract termination expenses, expenses related to the amendment of the company’s credit agreements and legal or professional fees associated with preferred stock and Hungary litigation-related activities,

2)	awarded a quarterly bonus of up to 20% of each participant’s annual target bonus amount to each participant based upon the extent to which the year-to-date quarterly performance goal was achieved using a graded scale in which 16% is paid upon attaining 95% of the performance goal and 20% is paid upon attaining 100% of the performance goal, with no quarterly bonus paid if less than 95% of the quarterly performance goal is achieved, and

3)	awarded an annual bonus of up to 100% of each participant’s annual target bonus amount (less any previously paid quarterly bonuses) to each participant based upon the extent to which the annual performance goal was achieved using a graded scale in which 80% is paid upon attaining 95% of the performance goal and 100% is paid upon attaining 100% of the performance goal, with no annual bonus paid if less than 95% of the quarterly performance goal is achieved.

The 2014 plan also provided for an excess bonus pool of 10% of the amount by which total company EBITDA for the year exceeds the total company EBITDA goal for the year, with each participant in the plan who achieves their specified annual EBITDA goal eligible to participate in the excess bonus pool in proportion to their annual target bonus amount. There was no excess bonus pool under the 2014 plan because total company EBITDA did not exceed the performance goal for the year. Quarterly bonuses, if any, are paid following certification of the goal by the Compensation Committee and the filing of the company’s quarterly report on Form 10-Q for the applicable quarter. Annual bonuses, if any, are paid following certification of the goal by the Compensation Committee and the filing of the company’s annual report on Form 10-K. Bonuses are generally expected to be paid in cash, but may be paid in shares of the company’s Class A common stock if the Compensation Committee determines to do so. All bonuses paid under the 2014 plan were paid in cash. The 2014 plan is generally designed to comply with Internal Revenue Code Section 162(m) to maximize the tax deductibility of any bonuses paid under the plan, and is administered under our 2012 Equity Compensation Plan.

The Compensation Committee generally uses the Company’s EBITDA budget for the fiscal year as the basis for its principal measure of company performance. The Compensation Committee believes EBITDA provides a meaningful comparison of operating performance between companies in the industry, is generally recognized by the broadcast and publishing industries as a measure of performance and is used by analysts who report on the performance of broadcasting and publishing groups. By measuring against the EBITDA budget for the fiscal year, the Compensation Committee believes that the targets are more likely to reflect the current macroeconomic environment and what the board of directors has determined to be the reasonable prospects for the Company’s business in the fiscal year.

The following tables set forth the quarterly and annual EBITDA goals and target bonuses for each of the Named Executive Officers, as well as the actual EBITDA percentages attained under the 2014 plan and the actual bonuses paid to Named Executive Officers under the 2014 plan:

Performance Goals	Q1		YTD Q2		YTD Q3		Annual
	Original Goal	Actual	Original Goal	Actual	Original Goal	Actual	Original Goal	Actual
Total Emmis EBITDA	$5,534	$6,835	$13,924	$14,847	$23,291	$22,207	$25,406	$23,845
Radio EBITDA	$8,732	$10,316	$20,030	$20,777	$29,206	$28,115	$33,933	$32,792
Publishing EBITDA	$(510)	$(503)	$(852)	$(322)	$1,944	$2,482	$1,823	$2,167

Participant	Q1 Award		Q2 Award		Q3 Award		Performance Goal
	Target	Actual	Target	Actual	Target	Actual
Jeffrey H. Smulyan	$225,000	$225,000	$225,000	$225,000	$225,000	$180,000	Total Company EBITDA
Richard F. Cummings	$55,692	$55,692	$55,692	$55,692	$55,692	$46,781	Radio EBITDA
J. Scott Enright	$40,170	$40,170	$40,170	$40,170	$40,170	$32,136	Total Company EBITDA
Gregory T. Loewen	$41,000	$41,000	$41,000	$41,000	$41,000	$41,000	Publishing EBITDA
	$8,200	$8,200	$8,200	$8,200	$8,200	$6,560	Total Company EBITDA
Patrick M. Walsh	$60,000	$60,000	$60,000	$60,000	$60,000	$48,000	Total Company EBITDA
	$60,000	$60,000	$60,000	$60,000	$60,000	$50,400	Radio EBITDA

Participant	Annual Award			Performance Goal
	Target*	Actual	Total Paid for Fiscal Year
Jeffrey H. Smulyan	$450,000	$—	$630,000	Total Company EBITDA
Richard F. Cummings	$111,384	$75,741	$233,906	Radio EBITDA
J. Scott Enright	$80,340	$—	$112,476	Total Company EBITDA
Gregory T. Loewen	$82,000	$82,000	$205,000	Publishing EBITDA
	$16,400	$—	$22,960	Total Company EBITDA
Patrick M. Walsh	$120,000	$—	$168,000	Total Company EBITDA
	$120,000	$81,600	$252,000	Radio EBITDA

*	The target bonus amount assumes all bonuses for prior three quarters were paid in full. If they are not, the participant has the ability to receive any unpaid quarterly bonus in addition to the amount listed.

2012 Equity Compensation Plan. The Compensation Committee awards the equity component of executive compensation under our 2012 Equity Compensation Plan. Most of our officer’s employment agreements provide for a grant of stock options and restricted stock, and specify the grant and vesting dates therein. To the extent not set forth in the employment agreement, the grant date is generally tied to the date on which the company makes equity awards to other full-time employees (typically at the beginning of our fiscal year), with the options usually becoming exercisable in three equal annual installments on the first, second and third anniversaries of the date of grant or at the end of three years. In any case, the exercise price of our options is equal to the fair market value of our shares on the date of grant. Restricted shares typically vest on the third anniversary of the initial grant or at the completion of the executive officer’s employment agreement.

Near the end of fiscal 2013, we completed a stock option exchange program under which our employees with stock options that were underwater had the ability to exchange those options for shares of restricted stock with a one year vesting requirement. The exchange program was authorized by our shareholders upon their approval of the 2012 Equity Compensation Plan in November 2012 and was completed on February 15, 2013. The exchange ratio for different options varied depending upon the fair value for financial accounting purposes of the options being exchanged, and was designed to ensure that the fair value for financial accounting purposes of the restricted stock received did not exceed the fair value for financial accounting purposes of the options being exchanged as of the date the option exchange program commenced. The restricted stock vested on February 19, 2014. All of our executive officers participated in the exchange.

Perquisites. The company provides certain perquisites or personal benefits to its executive officers. Most of the company’s executive officers receive a monthly automobile allowance and reimbursement for certain life, disability and long-term care insurance. As full-time employees, the executives also receive health insurance, life and disability insurance, and matching contributions to the company’s 401(k) plan. The executive officers’ participation in these benefit programs is on the same terms as our other full-time employees. At its discretion, the company will also reimburse the relocation expenses of new hires that must move to one of the company’s locations.

Fiscal 2014 Named Executive Officer Compensation

Jeffrey H. Smulyan, Chairman, President and CEO. Mr. Smulyan serves as our principal executive officer pursuant to an employment agreement dated December 26, 2012. The general terms of the employment agreement are described under the heading “Executive Compensation– Employment Agreements”. During fiscal 2014, Mr. Smulyan received base salary, annual incentive compensation, equity compensation, and other benefits in accordance with the terms of that agreement, except that he had elected to reduce his contractual base salary by $19,364 in order to enable certain of our corporate employees to receive higher merit raises. Mr. Smulyan’s contractual base salary increased approximately 6% from his base salary the prior year, which had a corresponding effect of increasing his target bonus under the 2014 Corporate Incentive Plan. As with other executive officers, Mr. Smulyan’s incentive compensation was based entirely upon the formulas established under our 2014 Corporate Incentive Plan, with his performance goal based entirely upon Total Company EBITDA (as defined in the plan) because his principal responsibilities are to the performance of the entire company. On March 1, 2013, Mr. Smulyan received a grant of 400,000 restricted shares of our Class A common stock that vests in varying amounts at the end of each fiscal year during the term of the employment agreement, and a grant of options to purchase 150,000 shares of our Class A common stock with an exercise price equal to the fair market value of our stock on the date of grant. The restricted shares had a grant date value that approximated the value of the performance units granted at the beginning of Mr. Smulyan’s prior employment agreement, with the final amount earned dependent upon the value of our Class A common stock at the time of vesting. The options grant is consistent with the annual options granted under his prior agreement.

Patrick M. Walsh, Executive Vice President, CFO and COO. For the first half of fiscal 2014, Mr. Walsh’s compensation was based upon his employment agreement effective September 4, 2011, except that he had elected to reduce his contractual base salary by $19,077 in order to enable certain of our corporate employees to receive higher merit raises. The general terms of the 2011 employment agreement are described under the heading “Executive Compensation – Employment agreements.” At the time Mr. Walsh entered into his 2011 employment agreement, the fair market value of our Class A common stock was approximately $0.68 and Mr. Walsh’s 2011 employment agreement provided for a contract completion bonus of (A) $500,000 if the average fair market value of our Class A common stock at the end of his contract was less than $2.00, (B) $800,000 if the average fair market value was between $2.00 and $3.00, and (C) $1,200,000 if the average fair market value was greater than $3.00. In September 2013, Mr. Walsh received a contract completion bonus of $1,200,000 because the average fair market value of our Class A common stock during the period August 4, 2013 to September 3, 2013 exceeded $3.00. The Compensation Committee determined to pay $700,000 of this amount in shares of Class A common stock (valued at the closing price on September 3, 2013) pursuant to the 2012 Equity Compensation Plan because that amount was attributable to the increase in our stock price over the term of the agreement and due to the timing of the stock price increase, that expense had not previously been accrued.

In October 2013, we entered into a new four year employment agreement with Mr. Walsh, effective as of September 4, 2013. The general terms of the new agreement are described under the heading “Executive Compensation—  Employment Agreements.” Under the 2013 agreement, Mr. Walsh’s base salary remains the same as under his 2011 agreement, with annual increases tied to merit increases for our corporate level employees, capped at 2.5% per year. Mr. Walsh’s annual bonus potential, as well as auto allowance, insurance and estate planning and other fringe benefits, also remain the same as the 2011 agreement. The 2013 agreement doubled the number of stock options granted to Mr. Walsh because the new agreement covers a four year term, while the old agreement covered a two year term. 250,000 of the options were granted on September 3, 2014 when the Compensation Committee approved the term sheet for Mr. Walsh’s new agreement, and the balance were awarded on January 2, 2014 in accordance with the terms of the agreement. The options were granted at fair market value on the date of grant. In addition, the 2013 agreement retains the concept of a performance based completion bonus tied to increases in the market value of the company’s Class A common stock, providing for payout possibilities at the end of years two and four of the employment agreement. The 2013 agreement specifically sets the base price of our Class A common stock for calculating payouts under Mr. Walsh’s performance based completion bonus at the same average fair market value of our Class A common stock during the period August 4, 2013 to September 3, 2013 that was used to determine the payout of the contract completion bonus under his 2011 agreement. The 2013 agreement also provides that Mr. Walsh has the right to terminate the 2013 employment agreement upon advance notice to the Company if he accepts a CEO position at another company (subject to the non-competition provisions of his agreement). As a result, the Compensation Committee believed that having a higher year four payout amount under the performance based completion bonus, with a credit for payouts at the end of year two, would help to incentivize Mr. Walsh to remain with the Company and continue to work to increase the price of our Class A common stock even if the year two payouts are not attained, or are not attained at the highest level. Additionally, the Compensation Committee believed that the annual vesting of shares of restricted stock and the vesting of stock options at years two, three and four would help to incentivize Mr. Walsh to remain with the Company through the end of each contract year.

Gregory T. Loewen, President – Publishing Division and Chief Strategy Officer. Mr. Loewen serves as our Publishing Division President and Chief Strategy Officer pursuant to an employment agreement dated December 21, 2012. The general terms of the employment agreement are described under the heading “Executive Compensation– Employment Agreements”. During fiscal 2014, Mr. Loewen received base salary, annual incentive compensation, equity compensation, and other benefits in accordance with the terms of that agreement. Mr. Loewen’s incentive compensation was based entirely upon the formulas established under our 2014 Corporate Incentive Plan, with about 83% of his performance goal based upon Publishing EBITDA (as defined in the plan) and 17% based upon Total Company EBITDA (as defined in the plan). This split reflects Mr. Loewen’s principal responsibility to the performance of our Publishing Division. On March 1, 2013, Mr. Loewen received a grant of 60,000 restricted shares of our Class A common stock that vest at the end of the term of his employment agreement, and a grant of options for 150,000 shares of our Class A common stock with an exercise price equal to the fair market value of our stock on the date of grant. The restricted shares were granted to offset the elimination of the completion bonus under Mr. Loewen’s prior agreement. The options grant is consistent with the options granted under his prior agreement.

Richard F. Cummings, President – Radio Programming. Effective March 1, 2013, the company entered into a new, one-year employment agreement with Mr. Cummings. The general terms of the employment agreement are described under the heading “Executive Compensation – Employment Agreements”. The agreement extended Mr. Cummings’ employment for one year without modification to his compensation. Mr. Cummings is one of the company’s longest tenured employees and the agreement is consistent with the company’s practice over the last several years of entering into successive one-year employment agreements with Mr. Cummings. During fiscal 2014, Mr. Cummings received base salary, annual incentive compensation, equity compensation, and other benefits in accordance with the terms of that agreement. Mr. Cummings’ incentive compensation was based entirely upon the formulas established under our 2014 Corporate Incentive Plan, with his performance goal based entirely upon Radio EBITDA (as defined in the plan) because his principal responsibilities are to the performance of the company’s radio division. Mr. Cummings did not receive any equity grants as none were provided for in his employment agreement.

J. Scott Enright, Executive Vice President, General Counsel and Secretary. Mr. Enright serves in these capacities pursuant to an employment agreement effective March 2, 2012. The general terms of the employment agreement are described under the heading “Executive Compensation– Employment Agreements”. During fiscal 2014, Mr. Enright received base salary, annual incentive compensation, equity compensation, and other benefits in accordance with the terms of that agreement, except that he had elected to reduce his contractual base salary by $2,640 in order to enable certain of our corporate employees to receive higher merit raises. Mr. Enright’s incentive compensation was based entirely upon the formulas established under our 2014 Corporate Incentive Plan, with his entire performance goal based upon Total Company EBITDA (as defined in the plan) because his principal responsibilities are to the performance of the entire company. Mr. Enright did not receive any equity grants as none were provided for in his employment agreement.

Severance Benefits

The employment agreements we have entered into with all of our executive officers provide for certain payments and benefits to the executive officer in the event that the executive officer is terminated by the company without “cause,” and/or terminates his own employment with “good reason.”

We have also entered into a Change in Control Severance Agreement with each of our executive officers. The basic elements of the Change in Control Severance Agreements are the same for each of the named executives and are described under “Executive Compensation—  Potential Payments upon Termination or Change in Control.” Unlike “single trigger” plans that pay out immediately upon a change in control, the agreements require a “double trigger” – a change in control followed by an involuntary loss of employment within two years thereafter, or a voluntary termination during a 30-day period beginning one year after the change in control. This is consistent with the purpose of the agreements, which is to provide executives with a guaranteed level of financial protection upon loss of employment and to provide for a smooth transition in connection with a change in control.

Generally, each such agreement provides that if the executive’s employment is terminated by the company within two years after a change in control of the company (or, in certain instances, in anticipation of a change in control), other than for cause, or is terminated by the executive for good reason, the executive is entitled to the following benefits:

•	a payment equal to the executive’s base salary through the termination date, plus a pro-rata portion of the executive’s target bonus for the year and accrued vacation pay;

•	a severance payment equal to three times the executive’s highest annual base salary and highest annual incentive bonus during the preceding three years;

•	continued accident and life insurance benefits for three years;

•	reimbursement for COBRA premiums for continuation of medical and dental benefits for 18 months and reimbursement for private medical and dental benefits of an equivalent level for 18 months following termination of the COBRA reimbursement; and

•	if the payments to the executive exceed certain limits, additional tax “gross up” payments to compensate the executive for the excise tax imposed by section 4999 of the Internal Revenue Code, subject to certain adjustments.

In each case, the executive is obligated not to voluntarily leave employment with Emmis during the pendency of (and prior to the consummation or abandonment of) a change in control other than as a result of disability, retirement or an event that would constitute good reason if the change-of-control had occurred. In addition, under our 2012 Equity Compensation Plan, all outstanding stock options and restricted shares held by the executive vest immediately upon a change in control.

The Compensation Committee believes that the Change in Control Severance Agreements will help to preserve productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of the company. In addition, the committee believes that the agreements will help to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executives’ own employment.

Deductibility Cap on Executive Compensation

U.S. federal income tax law prohibits the company from taking a tax deduction for certain compensation paid in excess of $1,000,000 to the named executive officers listed in the summary compensation table below (other than the chief financial officer, who is exempt from this rule). However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by shareholders and meet other requirements. While our Board desires to maximize the tax deductibility of our executive compensation, some elements of executive compensation may not be tax deductible, and our compensation plans and policies may be modified if the Compensation Committee determines that such action is in the best interest of us and our shareholders, even if such action may result in some loss of deductibility. For fiscal 2014, we believe none of our compensation expense exceeded the Section 162(m) limit.

Executive Compensation Recovery Policy

The Compensation Committee has adopted an executive compensation recovery policy applicable to executive officers. Under this policy, the company may recover incentive compensation (cash or equity) that was based on achievement of financial results that were subsequently the subject of a restatement if an executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement, and the effect of the wrongdoing was to increase the amount of bonus or incentive compensation. This policy covers income related to cash bonuses and performance awards.

Equity Ownership Requirements

While the company encourages all of its employees to invest in the company and has historically included most of them in its equity award programs, the company does not require any executives or other employees to maintain a certain level of equity ownership in the company. The board of directors believes that the decision to invest in the company is a highly personal one, and consequently should not be mandated.

Fiscal 2015 Compensation Decisions

New Employment Agreement. Most elements of our executives’ compensation are set forth in their multi-year employment agreements. As Mr. Cummings one-year employment agreement expired on February 28, 2014, the company entered into a new one-year employment agreement with Mr. Cummings effective March 1, 2014. That agreement is comparable to Mr. Cummings expiring agreement, providing for approximately a 2% increase in his base salary to $475,000 and the grant of 150,000 shares of restricted stock that will vest in three equal installments at the end of fiscal years 2015, 2016 and 2017.

2015 Corporate Incentive Plan. The Compensation Committee also adopted a 2015 Corporate Incentive Plan that is substantially similar to the 2014 plan. However, the Compensation Committee (1) changed the standards for attaining the annual performance goals from 95% to 90%, setting the lower end of the graded scale at 70% payout in the event of attaining 90% of the annual performance goal, (2) excluded from the applicable EBITDA calculations payments by the company to its NextRadio, LLC subsidiary that are used to fund payments to Sprint in connection with the radio industry’s efforts to increase the activation of FM chips in mobile devices, and (3) excluded from the applicable EBITDA calculations severance, restructuring and certain other unbudgeted expenses. At the same time, the Compensation Committee expressly increased its discretion to not pay or to reduce bonuses otherwise earned under the 2015 plan. The Compensation Committee’s goal with these changes was to increase the probability that bonuses paid to executive officers would qualify for deductibility under Section 162(m) of the Internal Revenue Code, while at the same time allowing the Compensation Committee increased flexibility to withhold or reduce payments in its discretion.

Supplemental Bonus. On May 20, 2014, the Compensation Committee certified the results under the 2014 Corporate Incentive Plan and authorized the payout of the bonuses listed under the “Annual Award —   Actual” column set forth above. In addition, the Committee exercised its discretion to award bonuses to Messrs. Smulyan, Walsh, Loewen, Cummings and Enright in the amount of $405,000, $156,000, $14,760, $44,554, and $72,306, respectively. These supplemental bonuses equal the amount that the participants would have earned under the 2014 Plan had payments to Sprint for the inclusion of the Company’s NextRadio App on Sprint mobile devices been excluded from the Plan, less the amount of bonuses actually paid under the 2014 Plan. In approving the bonuses, the Committee noted the exceptional year delivered by the Company’s radio and publishing divisions, that the agreement with Sprint was signed in the middle of the fiscal year after the 2014 Plan had been adopted, that the Sprint agreement presented a tremendous opportunity for the Company and its investment in the NextRadio App, and that advancing shortfalls in the payments to Sprint that were originally intended to be paid by other members of the U.S. Radio Industry served the Company’s best interests.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management, and based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Peter A. Lund, Chairman

Susan B. Bayh

James M. Dubin

Lawrence B. Sorrel

EXECUTIVE COMPENSATION

The following table sets forth the compensation awarded to, earned by, or paid to the principal executive officer, the principal financial officer and the three most highly compensated executive officers other than the principal executive officer and the principal financial officer (collectively, the “Named Executive Officers”) during the fiscal years ended February 28, 2014, February 28, 2013 and February 29, 2012.

2014 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)		Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (1) ($)	All Other Compensation (3) ($)	Total ($)
Jeffrey H. Smulyan,	2014	880,636	—	656,000	190,800	630,000		31,107	2,388,543
Chief Executive Officer	2013	850,000	1,318,750	31,051	86,100	1,084,456		1,193,789	4,564,146
	2012	825,000	1,427,380	—	128,085	412,500		37,991	2,830,956
Patrick M. Walsh,	2014	580,923	500,000	850,000	946,326	420,000		27,947	3,325,196
Executive Vice President, Chief Financial	2013	600,000	394,467	4,977	—	612,398		27,620	1,639,462
Officer and Chief Operating Officer	2012	600,000	737,440	—	143,675	205,553		19,971	1,706,639
Gregory T. Loewen,	2014	410,000	—	98,400	190,800	227,960		22,847	950,007
President – Publishing	2013	350,000	467,000	2,415	86,100	140,723		17,086	1,063,324
Division and Chief Strategy Officer	2012	325,000	12,600	—	—	78,000		25,551	441,151
Richard F. Cummings,	2014	464,100	—	—	—	233,906		23,445	721,451
President—Radio Programming	2013	464,100	163,800	7,870	86,100	284,214		22,446	1,028,530
	2012	455,000	54,600	—	—	109,200		21,359	640,159
J. Scott Enright,	2014	399,060	—	—	—	112,476		22,964	534,500
Executive Vice President,	2013	390,000	112,500	1,564	143,500	199,030		20,899	867,493
General Counsel and Secretary	2012	375,000	538,750	—	—	75,000		19,567	1,008,317

(1)	Mr. Smulyan received a $700,000 signing bonus during the year ended February 28, 2013 in connection with his new employment agreement. We paid Mr. Walsh a $500,000 completion bonus under his employment agreement in fiscal 2014, paid Mr. Loewen a completion bonus under his employment agreement in fiscal 2013, and paid Mr. Enright a completion bonus under his employment agreement in fiscal 2012. We also paid discretionary bonuses in fiscal 2012 and 2013 based upon the successful completion of certain transactions that resulted in the company refinancing its high interest indebtedness. Under our Corporate Incentive Plan, we paid performance bonuses to executive officers in each of the years shown as specified under Non-Equity Incentive Plan Compensation due to the attainment of certain pre-established goals based on EBITDA that were set forth in the applicable Corporate Incentive Plan adopted at the beginning of the each fiscal year. No rights to stock settlement were embedded within these awards. All awards were paid in cash in fiscal 2012 and fiscal 2014, but the Compensation Committee in its discretion decided to pay a portion of the fiscal 2013 awards in shares of Class A common stock, valued at the $1.49 per share closing price on May 8, 2013. The value of the portion of the fiscal 2013 awards paid in stock for Mr. Smulyan was $414,070, for Mr. Walsh was $235,213, for Mr. Loewen was $48,640, for Mr. Cummings was $108,519 and for Mr. Enright was $75,995.
(2)	A discussion of the assumptions used in calculating these values may be found in Note 4 to our audited financial statements beginning on page 68 of our annual report on Form 10-K for the fiscal year ended February 28, 2014 for fiscal year 2014 awards, in Note 4 to our audited financial statements beginning on page 71 of our annual report on Form 10-K for the fiscal year ended February 28, 2013 for fiscal year 2013 awards and in Note 4 to our audited financial statements beginning on page 69 of our annual report on Form 10-K for the fiscal year ended February 29, 2012 for fiscal year 2012 awards. In addition to restricted stock awarded as compensation, Mr. Smulyan, Mr. Walsh, Mr. Loewen, Mr. Cummings and Mr. Enright received 181,890, 29,156, 14,144, 46,100 and 9,159 shares of restricted stock, respectively, in exchange for surrender by them of outstanding stock options as part of the company’s option exchange program completed in February 2013. Under an incentive arrangement included in Mr. Walsh’s employment agreement, in fiscal 2014 we paid a $700,000 performance bonus to Mr. Walsh based on the increase in the company’s stock price. No right to stock settlement was embedded in this award, but the Compensation Committee in its discretion decided to pay this award under our 2012 Equity Compensation Plan in shares of Class A common stock valued at the September 4, 2013 closing price of $3.15.
(3)	The following table sets forth the items comprising “All Other Compensation” for each named executive officer.

Name	Year	Perquisites and Other Personal Benefits (A)	Tax Reimbursements	Insurance Premiums (B)	Company Contributions to Retirement and 401(k) Plans	Other Payments (C)	Total
Jeffrey H. Smulyan	2014	$24,000	—	$229	$6,878	—	$31,107
	2013	24,000	—	10,290	4,988	$1,154,511	1,193,789
	2012	24,000	$599	10,452	2,940	—	37,991
Patrick M. Walsh	2014	12,000	128	5,090	6,997	3,732	27,947
	2013	12,000	155	5,090	4,831	5,544	27,620
	2012	12,000	74	5,065	2,832	—	19,971
Gregory T. Loewen	2014	12,000	228	4,446	6,173	—	22,847
	2013	12,000	0	—	5,026	—	17,086
	2012	12,000	136	9,282	4,133	—	25,551
Richard F. Cummings	2014	12,000	74	5,396	5,975	—	23,445
	2013	12,000	73	5,396	4,977	—	22,446
	2012	12,000	147	5,396	3,816	—	21,359
J. Scott Enright	2014	12,000	291	5,062	5,611	—	22,964
	2013	12,000	236	3,796	4,867	—	20,899
	2012	12,000	441	4,467	2,658	—	19,567

(A)	Perquisites and other personal benefits for named executive officers consists of an automobile allowance.
(B)	These amounts relate to reimbursements for premiums for life, disability or long-term care insurance, as well as the value of certain insurance provided to all our full-time employees.
(C)	During the fiscal year ended in 2013, the company forgave outstanding principal and interest on a loan to Mr. Smulyan in connection with his new Employment Agreement. Amounts for Mr. Walsh relate to deemed income associated with Mr. Walsh’s spouse accompanying him on certain business trips.

Employment Agreements

On December 26, 2012, we entered into a new employment agreement with Mr. Smulyan that is effective through February 29, 2016, and continues his position as our Chairman, President and Chief Executive Officer. Mr. Smulyan’s base salary is $900,000 for the first year, $925,000 for the second year, and $950,000 for the third year. Mr. Smulyan received a $700,000 signing bonus in connection with execution of the agreement, and the company forgave the balance of a loan payable from Mr. Smulyan which had a balance on November 30, 2012 of $1,151,966. Mr. Smulyan’s annual incentive compensation target is 125% of his base salary and will be paid, if at all, based upon achievement of certain performance goals determined by our Compensation Committee. The company retains the right to pay any annual incentive compensation in cash or shares of our Class A common stock. Each year the agreement remains in effect, Mr. Smulyan is entitled to receive an option to acquire 150,000 shares of Class A common stock. On or about March 1, 2013 Mr. Smulyan received a grant of 400,000 restricted shares of Class A common stock, 175,000 of which vested on March 1, 2014, 112,500 of which will vest on March 1, 2015 and 112,500 of which will vest on March 1, 2016. Mr. Smulyan receives an automobile allowance and is reimbursed for up to $10,000 per year in premiums for life and disability insurance and retains the right to participate in all company employee benefit plans for which he is otherwise eligible. Mr. Smulyan’s employment agreement will automatically renew each year following the initial three-year term for additional one-year terms unless either the company or Mr. Smulyan provides the other with written notice of non-renewal prior to December 31 of the final year of the initial or subsequent term, as applicable. Mr. Smulyan’s base salary upon any such annual renewal will increase by $25,000. The agreement is subject to termination by our board of directors for cause (as defined in the agreement), by Mr. Smulyan for good reason (as defined in the agreement), each as set forth in the employment agreement. Mr. Smulyan is entitled to certain termination benefits upon disability or death, and certain severance benefits.

Mr. Walsh had a two year employment agreement that expired on September 3, 2013, which had continued his position as Executive Vice President, Chief Financial Officer and Chief Operating Officer. Mr. Walsh’s annual base compensation for the term of the employment agreement was $600,000. Under the agreement, Mr. Walsh’s annual incentive compensation targets were 100% of his base compensation. The company had the right to pay any annual incentive compensation in cash or shares of our common stock. Additionally, the award of annual incentive compensation was based upon achievement of certain performance goals determined each year by our Compensation Committee. On September 8, 2011, Mr. Walsh received an option to acquire 250,000 shares of our Class A common stock. Mr. Walsh received a completion and performance bonus upon the expiration of the agreement equal to $1,200,000 (paid in cash and shares of our Class A common stock) based upon an increase in share price set forth in the employment agreement. Mr. Walsh received an automobile allowance of $1,000 per month and was reimbursed for up to $5,000 per year in premiums for life and disability insurance and professional fees related to estate planning. Mr. Walsh retained the right to participate in all of our employee benefit plans for which he was otherwise eligible. The agreement was subject to termination by our board of directors for cause (as defined in the agreement), and by Mr. Walsh for good reason (as defined in the agreement) upon written notice. Mr. Walsh is entitled to certain termination benefits upon disability or death, and certain severance benefits.

On October 23, 2013 we entered into a new employment agreement with Mr. Walsh that is effective from September 4, 2013 through July 31, 2017 and continues his position as our Executive Vice President, Chief Financial Officer and Chief Operating Officer. Mr. Walsh’s annual base compensation for the term of the employment agreement is $600,000, with annual increases of up to 2.5% as set forth in the employment agreement. Mr. Walsh’s annual incentive compensation targets for fiscal years 2014, 2015, 2016, 2017 and 2018 are 100% of his base compensation. In the event that Mr. Walsh’s employment terminates upon expiration of the employment agreement, Mr. Walsh’s annual incentive compensation for fiscal year 2018 will be pro-rated. The company retains the right to pay any annual incentive compensation in cash or shares of our Class A common stock. Additionally, the award of annual incentive compensation is based upon achievement of certain performance goals to be determined each year by our Compensation Committee. On September 4, 2013, Mr. Walsh received an option to acquire 250,000 shares of our Class A common stock. Mr. Walsh received an additional option to acquire 250,000 shares of our Class A common stock on January 2, 2014. On the first day of each contract year during the term, Mr. Walsh is scheduled to receive a restricted stock award with a one-year vesting period, in an amount equal to $150,000 (year 1), $350,000 (year 2), $250,000 (year 3) and $250,000 (year 4). Mr. Walsh may also earn performance-based awards of our Class A common stock at the end of year 2 (with a fair market value of $300,000, $500,000 or $700,000) and year 4 (with a fair market value of $600,000, $1,000,000 or $1,400,000, in each case less any amounts earned at the completion of year 2) based on certain increases in share price set forth in the employment agreement. Mr. Walsh receives an automobile allowance of $1,000 per month and is reimbursed for up to $5,000 per year in premiums for life and disability insurance and professional fees related to estate planning. Mr. Walsh has the right to participate in all of our employee benefit plans for which he is otherwise eligible. The agreement is subject to termination by our board of directors for cause (as defined in the agreement), by Mr. Walsh for good reason (as defined in the agreement) or by Mr. Walsh upon the acceptance of a chief executive officer position at a non-competitive company as set forth in the employment agreement. Mr. Walsh is entitled to certain termination benefits upon disability or death, and certain severance benefits.

On December 21, 2012, we entered into a new employment agreement with Mr. Loewen that is effective through February 29, 2016, and continues his position as our President – Publishing and Chief Strategy Officer. Mr. Loewen’s annual base compensation is $410,000 for the first year, $422,000 for the second year and $435,000 for the third year. Mr. Loewen’s annual incentive compensation target for each year is 60% of his base compensation. The company has the right to pay any annual incentive compensation in cash or shares of our Class A common stock. Additionally, the award of annual incentive compensation is based upon achievement of certain performance goals to be determined each year by our Compensation Committee. On March 1 2013, Mr. Loewen received 60,000 restricted shares of our Class A common stock and an option to acquire 150,000 shares of our Class A common stock. Mr. Loewen receives an automobile allowance of $1,000 per month and is reimbursed for up to $5,000 per year in premiums for life and disability insurance and professional fees related to estate planning. Mr. Loewen has the right to participate in all of our employee benefit plans for which he is otherwise eligible. The agreement is subject to termination by the company for cause (as defined in the agreement) and by Mr. Loewen for good reason (as defined in the agreement) upon written notice. Mr. Loewen is entitled to certain termination benefits upon disability or death and certain severance benefits.

Mr. Cummings had a one-year employment agreement that expired February 28, 2014, which had continued his position as President of Emmis Radio Programming. Under the agreement, Mr. Cummings’ base salary was $464,100. Mr. Cummings’ annual incentive compensation target is 60% of his base salary, and the company had the right to pay any annual incentive compensation in cash or shares of our common stock. Additionally, the award of annual incentive compensation was based upon achievement of certain performance goals to be determined for the year by our Compensation Committee. Mr. Cummings received an automobile allowance and was reimbursed for up to $5,000 per year in premiums for life or other insurance. Mr. Cummings had the right to participate in all of our employee benefit plans for which he was otherwise eligible. He was also entitled to severance equal to $470,000 in the event he was not offered substantially similar employment upon the expiration of the term and his employment terminated. If he had been entitled to severance, Mr. Cummings would have been offered a four year part-time programming role with total payments over the four years of $530,000. The switch from full-time to part-time employment was designed to constitute a ‘separation from service’ within the meaning of section 409A of the Internal Revenue Code.

For fiscal 2015 we entered into a new one-year employment agreement with Mr. Cummings that is effective through February 28, 2015 and continues his position as President of Emmis Radio Programming. Under the agreement, Mr. Cummings’ base salary is $475,000. Mr. Cummings’ annual incentive compensation target is 60% of his base salary. The company has the right to pay any annual incentive compensation in cash or shares of our Class A common stock. Additionally, the award of annual incentive compensation is based upon achievement of certain performance goals to be determined each year by our Compensation Committee. On March 1, 2014, Mr. Cummings received a restricted stock award of 150,000 shares of our Class A common stock that is scheduled to vest in three equal, annual installments on the last day of February in 2015, 2016 and 2017. Mr. Cummings receives an automobile allowance of $1,000 per month and is reimbursed for up to $5,000 per year in premiums for life or other insurance. Mr. Cummings has the right to participate in all of our employee benefit plans for which he is otherwise eligible. The agreement remains subject to termination by our board of directors for cause (as defined in the agreement). Mr. Cummings will also be entitled to severance equal to $470,000 in the event he is not offered substantially similar employment upon the expiration of the term and his employment terminates. If he is entitled to severance, Mr. Cummings will be offered a four year part-time programming role with total payments over the four years of $530,000. The switch from full-time to part-time employment is designed to constitute a ‘separation from service’ within the meaning of section 409A of the Internal Revenue Code.

Mr. Enright has a five year employment agreement that was effective as of March 2, 2012 and continues his position as our Executive Vice President, General Counsel and Secretary. Mr. Enright’s annual base compensation for the first year of the employment agreement was $390,000, with 3% annual increases thereafter. Mr. Enright’s annual incentive compensation target is 50% of his base compensation. The company has the right to pay any annual incentive compensation in cash or shares of our Class A common stock. Additionally, the award of annual incentive compensation is based upon achievement of certain performance goals to be determined each year by our Compensation Committee. On March 1, 2012, Mr. Enright received an option to acquire 250,000 shares of our Class A common stock. Mr. Enright is also scheduled to receive a completion bonus upon the expiration of the agreement equal to $500,000. Mr. Enright receives an automobile allowance of $1,000 per month and is reimbursed for up to $5,000 per year in premiums for life and disability insurance and professional fees related to estate planning. Mr. Enright has the right to participate in all of our employee benefit plans for which he is otherwise eligible. The agreement remains subject to termination by our board of directors for cause (as defined in the agreement), and by Mr. Enright for good reason (as defined in the agreement) upon written notice. Mr. Enright is entitled to certain termination benefits upon disability or death, and certain severance benefits.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED 2014

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold	Target	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Closing Market Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards
Jeffrey H. Smulyan
Quarter 1 Award	5/1/2013	$180,000	$225,000
Quarter 2 Award	5/1/2013	$180,000	$225,000
Quarter 3 Award	5/1/2013	$180,000	$225,000
Annual Award	5/1/2013	$360,000	$450,000
	3/1/2013				150,000	$1.64	$1.64	$190,800
	3/1/2013			400,000			$1.64	$656,000
	5/9/2013			135,282			$1.46	$197,512
Patrick M. Walsh
Quarter 1 Award	5/1/2013	$96,000	$120,000
Quarter 2 Award	5/1/2013	$96,000	$120,000
Quarter 3 Award	5/1/2013	$96,000	$120,000
Annual Award	5/1/2013	$192,000	$240,000
	9/4/2013				250,000	$3.15	$3.15	$528,850
	1/2/2014				250,000	$2.74	$2.74	$417,475
	9/4/2013			222,222			$3.15	$700,000
	9/4/2013			47,619			$3.15	$150,000
	5/9/2013			77,324			$1.46	$112,893
Gregory T. Loewen
Quarter 1 Award	5/1/2013	$39,360	$49,200
Quarter 2 Award	5/1/2013	$39,360	$49,200
Quarter 3 Award	5/1/2013	$39,360	$49,200
Annual Award	5/1/2013	$78,720	$98,400
	3/1/2013				150,000	$1.64	$1.64	$190,800
	3/1/2013			60,000			$1.64	$98,400
	5/9/2013			4,456			$1.46	$6,506
Richard F. Cummings
Quarter 1 Award	5/1/2013	$44,554	$55,692
Quarter 2 Award	5/1/2013	$44,554	$55,692
Quarter 3 Award	5/1/2013	$44,554	$55,692
Annual Award	5/1/2013	$89,107	$111,384
	5/9/2013			35,455			$1.46	$51,764
J. Scott Enright
Quarter 1 Award	5/1/2013	$32,196	$40,170
Quarter 2 Award	5/1/2013	$32,196	$40,170
Quarter 3 Award	5/1/2013	$32,196	$40,170
Annual Award	5/1/2013	$64,272	$80,340
	5/9/2013			24,829			$1.46	$36,250

(1)	The 2014 Corporate Incentive Plan provides for an excess bonus pool of 10% of the amount by with total company EBITDA (as defined in the plan) for the full fiscal year exceeds the total company EBITDA goal (as defined in the plan) for the year, with each participant in the plan who achieves their specified annual EBITDA goal eligible to participate in the excess bonus pool in proportion to their annual target bonus amount. Accordingly, no maximum payout is determinable when the targets are established.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2014 (1)

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (2) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)
	Exercisable	Unexercisable
Jeffrey H. Smulyan		150,000	3.33	2/28/24	400,000	$1,256,000
		150,000	1.64	3/1/23
		150,000	0.70	3/1/22
	100,001	49,999	1.02	5/4/21
	150,000		1.14	11/2/19
	71,989		0.295	3/2/19
	439,049		17.45	3/1/14
Patrick M. Walsh		250,000	2.74	1/2/24	47,619	$149,524
		250,000	3.15	9/4/23
	250,000		0.69	9/8/21
	14,706		0.425	12/15/18
Gregory T. Loewen		150,000	1.64	3/1/23	60,000	$188,400
		150,000	0.70	3/1/22
	20,000		0.90	3/1/20
	40,000		1.14	11/2/19
Richard F. Cummings		150,000	0.70	3/1/22	—	—
	73,174		17.45	3/1/14
J. Scott Enright	62,501	187,499	0.70	3/1/22	—	—
	120,000		0.355	4/17/19
	30,000		0.295	3/2/19
	14,378		17.45	3/1/14

(1)	The shares we refer to in this table are Class A common shares of the company.
(2)	Mr. Smulyan’s options expiring 2/28/24 will vest in equal, annual installments on 2/28/15, 2/29/16 and 2/28/17, his options expiring 3/1/23 will vest in equal, annual installments on 3/1/14, 3/1/15, and 3/1/16, his options expiring 3/1/22 vest on 3/1/15, and his remaining options expiring 5/4/21 vest on 5/4/14. Mr. Walsh’s options expiring 1/2/24 vest in equal parts on 9/3/16 and 7/31/17, and his options expiring 9/4/23 vest on 9/4/15. Mr. Loewen’s options expiring 3/1/23 vest on 3/1/16, and his options expiring 3/1/22 vest on 3/1/15. Mr. Cummings’ options expiring 3/1/22 will vest on 3/1/15. Mr. Enright’s remaining options expiring 3/1/22 vest in equal, annual installments on 2/28/15, 2/29/16 and 2/28/17.
(3)	These values were calculated using the closing price of our Class A common stock on February 28, 2014.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR-ENDED 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Jeffrey H. Smulyan	—	—	135,282	$197,512
			181,890	$638,434
Patrick M. Walsh	—	—	77,324	$112,893
			222,222	$700,000
			29,156	$102,337
Gregory T. Loewen	10,000	$31,150	4,456	$6,506
	30,000	$94,293	14,144	$49,645
	16,753	$42,521
	19,547	$46,195
	13,700	$32,439
Richard F. Cummings	84,825	$172,186	35,455	$51,764
	2,675	$5,457	46,100	$161,811
J. Scott Enright	—	—	24,829	$36,250
			9,159	$32,148

Retirement Plan

Emmis sponsors a Section 401(k) retirement savings plan that is available to substantially all employees age 18 years and older who have at least 30 days of service. Employees may make pretax contributions to the plans up to 50% of their compensation, not to exceed the annual limit prescribed by the Internal Revenue Service (“IRS”). Emmis may make discretionary matching contributions to the plans in the form of cash or shares of our Class A common stock. Employee contributions have been matched at 33% up to a maximum of 6% of eligible compensation. Emmis’ contributions to the plan totaled $0.9 million for each of the years ended February 29, 2012, February 28, 2013 and February 28, 2014.

Potential Payments upon Termination or Change in Control

The employment agreements we entered into with Messrs. Smulyan, Loewen, Walsh, Cummings and Enright provide for certain payments and benefits to the named executive officer in the event that executive officer is terminated by the company without “cause,” and/or terminates his own employment with “good reason.”

We have also entered into a Change in Control Severance Agreement with each of the executives named in the preceding tables. Each such agreement provides that if the executive’s employment is terminated by the company within two years after a change in control of the company (or, in certain instances, in anticipation of a change in control), other than for cause, or is terminated by the executive for good reason, the executive is entitled to (1) a payment equal to the executive’s base salary through the termination date, plus a pro-rata portion of the executive’s target bonus for the year and accrued vacation pay; (2) a severance payment equal to three times the executive’s highest annual base salary and highest annual incentive bonus during the preceding three years; (3) continued accident and life insurance benefits for three years; (4) reimbursement for COBRA premiums for continuation of medical and dental benefits for 18 months and reimbursement for private medical and dental benefits of an equivalent level for 18 months following termination of the COBRA reimbursement; (5) accelerated vesting of all stock options and restricted shares and, depending on the terms of the executive’s employment agreement, contract completion bonuses, and (6) if the payments to the executive exceed certain limits, additional tax “gross up” payments to compensate the executive for the excise tax imposed by section 4999 of the Internal Revenue Code; provided, however that the amount of the “gross up” payment may be reduced by up to 10% if such reduction would prevent payment of the excise tax. In each case, the executive is obligated not to voluntarily leave employment with Emmis during the pendency of (and prior to the consummation or abandonment of) a change in control other than as a result of disability, retirement or an event that would constitute good reason if the change-of-control had occurred.

Under the Change in Control Severance Agreement, change in control, cause and good reason are defined as follows:

Change in Control. A “change in control” of the company occurs if:

•	any individual, entity or group other than Mr. Smulyan or his affiliates becomes the beneficial owner of 35% or more of the company’s outstanding shares, or of the voting power of the outstanding shares;

•	the current members of the board of directors of the company (or persons approved by two-thirds of the current directors) cease to constitute at least a majority of the board;

•	the company is a party to a merger that results in less than 60% of the outstanding shares or voting power of the surviving corporation being held by persons who were not our shareholders immediately prior to the merger;

•	our shareholders approve a liquidation or dissolution of the company; or

•	any other event is determined by our board to constitute a change in control.

Cause. “Cause” generally means:

•	the willful and continual failure of the executive to perform substantially his duties; or

•	the willful engaging in illegal conduct or gross misconduct which is materially injurious to the company.

Good Reason. “Good Reason” generally means:

•	any materially adverse change in the duties or responsibilities of the executive;

•	a material breach by the company of the executive’s employment agreement or Change in Control Severance Agreement;

•	a material reduction or series of reductions that result in the executive’s annual base salary being decreased by more than 5%;

•	any requirement that the executive relocate more than 35 miles from the office where the executive works;

•	failure of a successor to assume the agreement; or

•	voluntary termination by the executive during a 30-day period commencing one year after the occurrence of a change in control.

In addition to the occurrence of one of more of the events constituting “Good Reason” set forth above, in order to resign his employment, each of the executives named above is also required to give the company notice of the occurrence of any such event (except during the 30-day period commencing one year after the occurrence of a change in control, which is not so limited) within 90 days of such occurrence; and the company has the right to cure such occurrence within 30 days of such notice.

We have set forth below, for each named executive officer, a description of the payments they would have received had the events described below occurred on February 28, 2014, the last day of our most recently completed fiscal year.

Jeffrey H. Smulyan. If Mr. Smulyan had been terminated by the company without cause, had terminated his employment for good reason, or had the company elected not to renew his employment agreement, each in the absence of a change in control, he would have been entitled to a lump sum payment of $4,101,684. In addition, Mr. Smulyan would have been entitled to continued health and welfare benefits for three years, having an estimated value of approximately $28,127, and outplacement services with an estimated value of approximately $5,000, and would have been entitled to accelerated vesting of unvested stock options and restricted shares with an acceleration value of $227,654 as calculated in accordance with IRS guidelines. If Mr. Smulyan had been terminated due to his incapacity, he would have been entitled to five years of annual payments of $675,000, and if he had been terminated due to his death his estate would have received a payment of $900,000.

If Mr. Smulyan had been terminated by the company without cause, or had terminated his employment for good reason following a change in control, he would have been entitled to a lump sum payment of $6,657,118. In addition, Mr. Smulyan would have been entitled to continued health and welfare benefits for three years, having an estimated value of approximately $28,127, and outplacement services with an estimated value of approximately $5,000, and would have been entitled to accelerated vesting of unvested stock options and restricted shares with an acceleration value of $227,654 as calculated in accordance with IRS guidelines.

Patrick M. Walsh. If Mr. Walsh had been terminated by the company without cause or had terminated his employment for good reason in the absence of a change in control, he would have been entitled to a lump sum payment of $730,000. Further, Mr. Walsh would have been entitled to accelerated vesting of his unvested stock options with an acceleration value of $149,031 as calculated in accordance with IRS guidelines, and to continued health and welfare benefits for one year having a value of approximately $9,765. If Mr. Walsh had been terminated due to his incapacity or death, he or his estate would have received a payment of $300,000.

If Mr. Walsh had been terminated by the company without cause or terminated his employment for good reason following a change in control, he would have been entitled to a lump sum payment of $3,946,507. In addition, Mr. Walsh would have been entitled to continued health and welfare benefits for three years, having an estimated value of approximately $32,322, and outplacement services with an estimated value of approximately $5,000, and would have been entitled to accelerated vesting of unvested stock options and restricted shares with an acceleration value of $158,800 as calculated in accordance with IRS guidelines.

Gregory T. Loewen. If the company had terminated Mr. Loewen’s employment without cause or Mr. Loewen had terminated his employment for good reason in the absence of a change in control, he would have been entitled to a lump sum payment of $656,000. Further, Mr. Loewen would have been entitled to accelerated vesting of his unvested stock options and restricted shares with an acceleration value of $170,339 as calculated in accordance with IRS guidelines, and to continued health and welfare benefits for one year having a value of approximately $9,765.

Following a change in control, if Mr. Loewen had been terminated by the company without cause or terminated his employment for good reason, he would have been entitled to a lump sum payment of $3,133,243. In addition, Mr. Loewen would have been entitled to continued health and welfare benefits for three years, having an estimated value of approximately $32,322, and outplacement services with an estimated value of approximately $5,000, and would have been entitled to accelerated vesting of unvested stock options and restricted shares with an acceleration value of $170,339 as calculated in accordance with IRS guidelines.

Richard F. Cummings. If the company had elected not to renew Mr. Cummings employment agreement on substantially similar terms, in the absence of a change in control, he would have been entitled to a lump sum payment of $470,000. He also would have been offered a four year part time programming role with total payments over the four years of $530,000, plus continuation of health and welfare benefits during that period having a value of approximately $39,438.

Following a change in control, if Mr. Cummings had been terminated by the company without cause or terminated his employment for good reason, he would have been entitled to a lump sum payment of $3,520,116. In addition, Mr. Cummings would have been entitled to continued health and welfare benefits for three years, having an estimated value of approximately $28,127, and outplacement services with an estimated value of approximately $5,000, and would have been entitled to accelerated vesting of unvested stock options and restricted shares with an acceleration value of $59,902 as calculated in accordance with IRS guidelines.

J. Scott Enright. If the company had terminated Mr. Enright’s employment without cause or Mr. Enright had terminated his employment for good reason in the absence of a change in control, he would have been entitled to a lump sum payment of $1,705,100. Further, Mr. Enright would have been entitled to accelerated vesting of his unvested stock options and restricted shares with an acceleration value of $149,441 as calculated in accordance with IRS guidelines, and to continued health and welfare benefits for two years having a value of approximately $20,506. If Mr. Enright had been terminated due to his incapacity or death, he or his estate would have received a payment of $200,000.

Following a change in control, if Mr. Enright had been terminated by the company without cause or had terminated his employment for good reason, he would have been entitled to a lump sum payment of $3,059,819. In addition, Mr. Enright would have been entitled to continued health and welfare benefits for three years, having an estimated value of approximately $32,322, and outplacement services with an estimated value of approximately $5,000, and would have been entitled to accelerated vesting of unvested stock options and restricted shares with an acceleration value of $149,441 as calculated in accordance with IRS guidelines.

In calculating the amounts shown above for each named executive, we have made the following assumptions:

•	Excise Tax Gross Up. We have assumed a combined 41.5% rate of federal and state income taxes and Medicare tax, and a 20% excise tax under Section 4999 of the Internal Revenue Code. Based on those assumptions, of the five named executive officers, only Messrs. Loewen, Cummings and Enright would have received excess parachute payments.

•	Health and Welfare Benefits. We have assumed our current cost of health benefits will increase by 10% per year, and our current cost of life insurance will increase at a rate of 10% per year.

•	Outplacement Benefits. We have assumed our current cost of outplacement services will not increase.

•	Accelerated Vesting of Options and Restricted Shares. The value of options and restricted shares reflects the $3.14 per share closing market price of our shares on February 28, 2014 and the application of IRS Rev. Proc. 2003-68.

When the company’s board of directors determines that it is in the best interest of the company, the company may negotiate severance arrangements with a departing executive in addition to or in place of the arrangements described above. Circumstances under which the board may negotiate additional or different severance arrangements include but are not limited to:

•	to avoid or settle litigation with the executive;

•	to reduce an adverse financial effect on the company;

•	to reduce adverse tax consequences on the executive; or

•	to reward meritorious service by the executive.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of existing common stock, to file with the Securities and Exchange Commission reports detailing their ownership of existing common stock and changes in such ownership. Officers, directors and greater-than-10% shareholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to us, we believe that during the last fiscal year all officers, directors and greater-than-10% shareholders complied with the filing requirements of Section  16(a).

PROPOSAL 2: RATIFICATION OF SELECTION OF REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee, a committee of the board of directors, has appointed Ernst & Young LLP to serve as our independent registered public accountants for the fiscal year ending February 28, 2015, subject to ratification by the holders of our common stock. Our financial statements for the fiscal year ended February 28, 2014 were certified by Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to attend the annual meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

If shareholders do not ratify the selection of Ernst & Young LLP as our independent registered public accountants, or if prior to the 2014 annual meeting of shareholders Ernst & Young LLP ceases to act as our independent registered public accountants, then the Audit Committee will reconsider the selection of independent registered public accountants.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

MATTERS RELATING TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fees Paid to Independent Registered Public Accountants

The following table sets forth the fees (including cost reimbursements) paid to Ernst & Young LLP for the fiscal years ended February 28, 2013 and 2014, for various categories of professional services they performed as our independent registered public accountants.

	Year ended February 28,
	2013	2014
Audit Fees (1)	$662,500	$767,142
Tax Fees (2)	70,769	127,137

Total Fees	$733,269	$894,279

(1)	Includes annual financial statement and internal controls audits and limited quarterly review services, statutory audits of foreign subsidiaries and providing consents for SEC filings and other services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements.
(2)	Tax Fees for the years ended February 28, 2013 and 2014 includes fees and expenses associated with a section 382 study related to the company’s Net Operating Loss carryforwards, tax consulting associated with our international dispositions and tax consulting related to other domestic transactions.

Engagement of the Independent Registered Public Accountants and Approval of Services

During the fiscal years ended February 28, 2013 and 2014, prior to engaging the independent registered public accountants to render the above services and pursuant to its charter, the Audit Committee approved the engagement for each of the services and determined that the provision of such services by the independent registered public accountants was compatible with the maintenance of Ernst & Young’s independence in the conduct of its auditing services. Under its current charter, it is the policy of the Audit Committee (or in certain instances, the chairman of the Audit Committee) to pre-approve the retention of the independent registered public accountants for any audit services and for any non-audit services, including tax services. No services were performed during the fiscal year ended February 28, 2014, under the de minimis exception in Rule 2-01(c) (7)(i)(C) of Regulation S-X.

SHAREHOLDER PROPOSALS

Any of our shareholders wishing to have a proposal considered for inclusion in our 2015 proxy solicitation materials must set forth such proposal in writing and file it with our corporate secretary on or before the close of business on January 30, 2015 (unless we hold our annual meeting more than 30 days earlier next year, in which case the deadline will be 10 days after our first public announcement of the annual meeting date). The notice must provide certain specific information as described in our by-laws. Copies of the by-laws are available to shareholders free of charge upon request to our corporate secretary. Our board of directors will review any shareholder proposals that are filed as required and, with the assistance of the company’s secretary, will determine whether such proposals meet applicable criteria for inclusion in our 2015 proxy solicitation materials or consideration at the 2015 annual meeting. In addition, we retain discretion to vote proxies on matters of which we are not properly notified at our principal executive offices on or before the close of business on the applicable 2015 shareholder proposal filing deadline, and also retain that authority under certain other circumstances.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the year ended February 28, 2014, was sent to all of our shareholders of record as of May 2, 2014, and is available in the Investors section of our website (www.emmis.com). Certain shareholders who have previously given us their consent to receive materials electronically did not receive a physical copy of the Annual Report and can access the Annual Report from the Investors section of our website (www.emmis.com). The Annual Report is not to be considered as proxy solicitation material.

OTHER MATTERS

Our board of directors knows of no other matters to be brought before this annual meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

NON-INCORPORATION OF CERTAIN MATTERS

The Report of the Audit Committee, the Compensation Committee Report, and the information on the Emmis website do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Emmis filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Emmis specifically incorporates the respective Report or website information therein by reference.

EXPENSES OF SOLICITATION

The entire expense of soliciting proxies, including preparing, assembling, printing and mailing the proxy form and the material used in the solicitation of proxies, will be paid by us. Solicitations may be made in person or by mail, telephone, facsimile or other means of electronic communication by our directors, officers and other employees, and none of those persons will receive any additional compensation in connection with the solicitation. We also will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares, and will reimburse those record holders for their reasonable expenses incurred in doing so.

HOUSEHOLDING OF PROXY MATERIALS

We have adopted a procedure permitted by Securities and Exchange Commission rules that is commonly referred to as “householding.” Under this procedure, a single proxy statement and annual report are delivered to multiple shareholders sharing an address unless we receive contrary instructions from any shareholder at that address. We will continue to send a separate proxy card to each shareholder of record. We have adopted this procedure because we believe it reduces the volume of duplicate information shareholders receive and helps to reduce our printing and postage costs. A number of brokers with account holders who are Emmis shareholders will be “householding” our proxy materials and annual reports as well.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker if you hold your Emmis shares through a broker, or notify us directly if you are a shareholder of record by sending us an e-mail at ir@emmis.com, calling us toll-free at (866) 366-4703 or writing to us at Emmis Communications Corporation, Investor Relations, One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.

If you currently receive multiple copies of our proxy statement and annual report at your address and would like to request “householding” of your communications, you should contact your broker, or, if you are a record holder of Emmis shares, you should submit a written request to our transfer agent, American Stock Transfer & Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219.

EMMIS COMMUNICATIONS CORP. 40 MONUMENT CIRCLE INDIANAPOLIS, IN 46204 1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 1 1 OF Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET 2 ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K CONTROL # → 000000000000 SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGE 1 OF 2 x TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR each of the Nominees listed below to nominee(s) on the line below. serve for a term of 3 years: 0 0 0 1. Election of Directors Nominees 01 Richard A. Leventhal 02 Lawrence B. Sorrel 03 Peter A. Lund The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 Ratification of the selection of Ernst & Young LLP as Emmis’ independent registered public accountants for the fiscal year 0 0 0 ending February 28, 2015. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 51160 For address change/comments, mark here. 0 . (see reverse for instructions) Yes No . 0 . 0 Please indicate if you plan to attend this meeting 0 0 R1 _ 1 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 0000215374 SHARES CUSIP # JOB # SEQUENCE # Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com . EMMIS COMMUNICATIONS CORPORATION One Emmis Plaza 40 Monument Circle Indianapolis, Indiana 46204 This Proxy is Solicited on Behalf of the Emmis Communications Corporation Board of Directors The undersigned hereby appoints J. Scott Enright and Patrick M. Walsh, and each of them individually, as attorneys-in-fact and proxies, with full power of substitution (the “Proxy”), to vote as designated on the reverse side all shares of Class A Common Stock of Emmis Communications Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on July 10, 2014 at 11:00 a.m., local time, at Emmis Digital - NextRadio Offices, 401 N. Franklin St, Suite 5S Chicago, IL 60654 and at any adjournment thereof. 51160 Address change/comments: 0 . 0 . R1 . 2 _ 0000215374 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. EMMIS COMMUNICATIONS CORP. 40 MONUMENT CIRCLE ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS INDIANAPOLIS, IN 46204 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet 1 Investor Address Line 1 and, when prompted, indicate that you agree to receive or access proxy materials Investor Address Line 2 electronically in future years. Investor Address Line 3 1 1 OF Investor Address Line 4 VOTE BY PHONE - 1-800-690-6903 Investor Address Line 5 Use any touch-tone telephone to transmit your voting instructions up until 11:59 John Sample P.M. Eastern Time the day before the cut-off date or meeting date. Have your 1234 ANYWHERE STREET 2 proxy card in hand when you call and then follow the instructions. ANY CITY, ON A1A 1A1 VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CONTROL # 000000000000 NAME THE COMPANY NAME INC. - COMMON SHARES 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 PAGE 1 OF 2 x TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote 0 FOR each of the Nominees listed below to nominee(s) on the line below. 2 serve for a term of 3 years: 0 0 0 1. Election of Directors Nominees 01 Richard A. Leventhal 02 Lawrence B. Sorrel 0000000000 The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 Ratification of the selection of Ernst & Young LLP as Emmis’ independent registered public accountants for the fiscal year 0 0 0 ending February 28, 2015. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For address change/comments, mark here. 0 (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. SHARES CUSIP # JOB # SEQUENCE # Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com . EMMIS COMMUNICATIONS CORPORATION One Emmis Plaza 40 Monument Circle Indianapolis, Indiana 46204 This Proxy is Solicited on Behalf of the Emmis Communications Corporation Board of Directors The undersigned hereby appoints J. Scott Enright and Patrick M. Walsh, and each of them individually, as attorneys-in-fact and proxies, with full power of substitution (the “Proxy”), to vote as designated on the reverse side all shares of Class B Common Stock of Emmis Communications Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on July 10, 2014 at 11:00 a.m., local time, at Emmis Digital - NextRadio Offices, 401 N. Franklin St, Suite 5S Chicago, IL 60654 and at any adjournment thereof. 51160 Address change/comments: 0 . 0 . R1 . 2 _ 0000215373 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side